Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
by and among
TIMBERLAND BANCORP, INC.
TIMBERLAND BANK
and
SOUTH SOUND BANK

Dated as of May 22, 2018

4.1	Corporate Organization	22
4.2	Capitalization	23
4.3	Authority; No Violation	24
4.4	Consents and Approvals	24
4.5	Reports	24
4.6	Financial Statements and Internal Controls	25
4.7	Absence of Certain Changes or Events	26
4.8	Legal Proceedings	26
4.9	Taxes and Tax Returns	26
4.10	Employees	27
4.11	SEC Reports	28
4.12	Compliance with Applicable Law	28
4.13	Agreements with Regulatory Agencies	29
4.14	Risk Management Instruments	29
4.15	Environmental Matters	29
4.16	Investment Securities and Commodities	30
4.17	Title	30
4.18	Intellectual Property	30
4.19	Reorganization	31
4.20	Timberland Information	31
4.21	Loan Portfolio	31
4.22	Insurance	32
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS		32
5.1	South Sound Bank Conduct of Businesses Prior to the Effective Time	32
5.2	South Sound Bank Forbearances	32
5.3	Timberland and Timberland Bank Conduct of Business Prior to the Effective Time	35
5.4	Timberland and Timberland Bank Forbearances	35
ARTICLE VI ADDITIONAL AGREEMENTS		36
6.1	Regulatory Matters	36
6.2	Access to Information; Current Information	38
6.3	Shareholder Meeting	39
6.4	Reservation of Common Stock; Nasdaq Listing	39
6.5	Employee Matters	40
6.6	Officers' and Directors' Tail Insurance	42
6.7	Exemption from Liability Under Section 16(b)	43
6.8	No Solicitation	43
6.9	Notification of Certain Matters	44
6.10	Correction of Information	45
6.11	Integration	45
6.12	Coordination; Integration	45
6.13	Delivery of Agreements	45
ARTICLE VII CONDITIONS PRECEDENT		45
7.1	Conditions to Each Party's Obligations	45
7.2	Conditions to Obligations of Timberland and Timberland Bank	46
7.3	Conditions to Obligations of South Sound Bank	47
ARTICLE VIII TERMINATION AND AMENDMENT		48
8.1	Termination	48
8.2	Effect of Termination	49
8.3	Fees and Expenses	49
8.4	Termination Fee	49
8.5	Amendment	50
8.6	Extension; Waiver. At	50
ARTICLE IX GENERAL PROVISIONS		50

9.1	Closing	50
9.2	Nonsurvival of Representations, Warranties and Agreements	51
9.3	Notices	51
9.4	Interpretation	51
9.5	Counterparts	52
9.6	Entire Agreement	52
9.7	Governing Law, Jurisdiction, Venue and Construction	52
9.8	Publicity	52
9.9	Assignment; Third Party Beneficiaries	52
9.10	Specific Performance; Time of the Essence	53
9.12	Waiver of Jury Trail	53

SIGNATURES		54

ANNEXES AND EXHIBITS

Annex I	Directors of Surviving Bank
Annex II	Officers of Surviving Bank
Annex III	Branch Office Locations of Surviving Bank

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Form of Amendment to the Lease for the Lacey Branch of South Sound Bank
Exhibit D	Third Party Consents

INDEX OF DEFINED TERMS
Definition Page

Page

Acceptable Confidentiality Agreement	43
Acquisition Proposal	44
Agreement	1
Articles of Merger	2
BHC Act	7
BOLI	18
Cancelled Shares	3
Change in Recommendation	44
Claim	42
Closing	50
Closing Date	51
Code	1
Confidentiality Agreement	39
Covered Employees	40
DFI	10
Dissenting Shares	3
DPC Common Shares	3
Effective Time	2
Enforceability Exception	9
Environmental Laws	18
ERISA	13
Exchange Act	20
Exchange Agent	5
Exchange Agent Agreement	4
Exchange Fund	5
Exchange Ratio	2
Existing Certificate	3
FDIC	8
FHLB	8
Final Determination Letter	40
Form S-4	10
GAAP	8
Governmental Entity	10
Intellectual Property	19
IRS	12
IT Assets	20
Letter of Transmittal	5
Liens	9
Loans	21
Material Adverse Effect	7
Merger	1
Merger Consideration	2
Monetary Liens	19
Multiemployer Plan	14
Multiple Employer Plan	14
Multiple Employer Welfare Arrangement	14
Nasdaq	10
Non-Compete Agreement	1
Parties	1
Permitted Encumbrances	19

v

Proxy Statement	10
PTO	40
RCW	2
Regulatory Agencies	10
Requisite Regulatory Approvals	46
Sarbanes-Oxley Act	26
SEC	10
Secretary of State	2
Securities Act	10
South Sound	1
South Sound Bank Articles	8
South Sound Bank Benefit Plans	13
South Sound Bank Board Recommendation	39
South Sound Bank Bylaws	8
South Sound Bank Call Reports	11
South Sound Bank Common Stock	2
South Sound Bank Confidential Information	43
South Sound Bank Contract	17
South Sound Bank Disclosure Schedule	7
South Sound Bank ERISA Affiliate	13
South Sound Bank ESOP	40
South Sound Bank Financial Statements	10
South Sound Bank Indemnified Party	42
South Sound Bank Individuals	43
South Sound Bank Insiders	43
South Sound Bank Leased Properties	19
South Sound Bank Owned Properties	19
South Sound Bank Qualified Plans	14
South Sound Bank Real Property	19
South Sound Bank Regulatory Agreement	17
South Sound Bank Representatives	43
South Sound Bank Shareholder Approval	9
South Sound Bank Shareholder Meeting	39
South Sound Bank Termination Fee	49
SRO	10
Superior Proposal	44
Surviving Bank	1
Takeover Statutes	20
Tax	13
Tax Return	13
Taxes	13
Termination Fee	49
Timberland	1
Timberland Articles	23
Timberland Bylaws	23
Timberland Common Stock	2
Timberland Disclosure Schedule	22
Timberland Leased Properties	30
Timberland Owned Properties	30
Timberland Real Property	30
Timberland Regulatory Agreement	29
Timberland Reports	28
Timberland Stock Options	23

Timberland Stock Plans	23
Timberland Termination Fee	50
Total Payments	42
Treasury	13
Trust Account Common Shares	3
Unduly Burdensome Condition	46
Voting Agreement	1

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of May 22, 2018 (this "Agreement"), by and among Timberland Bancorp, Inc., a Washington corporation ("Timberland"), Timberland Bank, a Washington state-chartered savings bank and first tier, wholly owned subsidiary of Timberland and South Sound Bank,  a Washington state-chartered commercial bank (and together with Timberland and Timberland Bank, the "Parties").
RECITALS
A.            The Boards of Directors of the Parties have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement in which South Sound Bank will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Timberland Bank (the "Merger"), with Timberland Bank as the surviving savings bank in the Merger (sometimes referred to in such capacity as the "Surviving Bank").
B.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, all of the directors and executive officers of South Sound Bank have entered into voting agreements (each a "Voting Agreement"), substantially in the form attached hereto as Exhibit A, dated as of the date hereof, with Timberland and Timberland Bank. Notwithstanding the foregoing, in no event will Voting Agreements collectively, for voting purposes, represent more than thirty eight percent (38%) of the South Sound Bank Common Stock (as defined in Section 1.4(b)) entitled to vote at the South Sound Bank Shareholders Meeting (as defined in Section 6.3).
C.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, all of the directors of South Sound Bank have entered into resignation, non-compete and confidentiality agreements (each a "Non-Compete Agreement"), substantially in the form attached hereto as Exhibit B, dated as of the date hereof but effective upon consummation of the Merger, with Timberland and Timberland Bank.
D.            As a condition to the willingness of Timberland and Timberland Bank to enter into this Agreement, the amendment to the lease for the Lacey Branch of South Sound Bank has been entered into in the form attached hereto as Exhibit C, dated as of the date hereof but effective upon the consummation of the Merger, with Timberland and Timberland Bank.
E.            The Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and intend for this Agreement to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g).
F.            The Parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

 THE MERGER
1.1            The Merger.
(a)            Subject to the terms and conditions of this Agreement, in accordance with Title 30A and Title 32 of the Revised Code of Washington (the "RCW") including Sections 30.49.040, 32.32.500 and 32.34.030 of the RCW, at the Effective Time (as defined in Section 1.2), South Sound Bank shall merge with and into Timberland Bank. Timberland Bank shall be the Surviving Bank in the Merger and shall continue its existence as a savings bank under the laws of the State of Washington. As of the Effective Time, the separate corporate existence of South Sound Bank shall cease.
(b)            Subject to the consent of South Sound Bank, which shall not be unreasonably withheld or delayed, Timberland and Timberland Bank may at any time change the method of effecting the combination (including by providing for the merger of a new formed interim bank of Timberland into South Sound Bank followed by the merger of South Sound Bank into Timberland Bank) if and to the extent requested by Timberland or Timberland Bank; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration (as defined in Section 1.4(b)) to be received by the shareholders of South Sound Bank, (ii) adversely affect the tax consequences of the Merger to the shareholders of South Sound Bank or the tax treatment of any party pursuant to this Agreement or (iii) impede or materially delay consummation of the Merger.
1.2            Effective Time. Subject to the terms and conditions of this Agreement, simultaneously with the Closing (as defined in Section 9.1), the Parties shall execute, and Timberland Bank shall cause to be filed with Secretary of State of the State of Washington (the "Secretary of State"), articles of merger and a short form plan of merger (collectively the "Articles of Merger"). The Merger shall become effective at such time as designated in the Articles of Merger (the "Effective Time").
1.3            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the RCW including Title 30A and Title 32 of the RCW.
1.4            Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of South Sound Bank, Timberland, Timberland Bank or the holders of any of the capital stock of South Sound Bank, Timberland and/or Timberland Bank:
(a)            Timberland Bank Common Stock.  Each share of common stock, $1.00 par value per share, of Timberland Bank issued and outstanding immediately prior to the Effective Time shall continue to be one validly issued, fully paid and non-assessable share of common stock, $1.00 par value per share, of the Surviving Bank.
(b)            South Sound Bank Common Stock.  Subject to Sections 1.4(c) and 1.4(d), each share of common stock, no par value, of South Sound Bank (the "South Sound Bank Common Stock") issued and outstanding immediately prior to the Effective Time, including Trust Account Common Shares and DPC Common Shares (as such terms are defined in Section 1.4(c)), but excluding any Cancelled Shares (as defined Section 1.4(c)) and Dissenting Shares (as defined in Section 1.4(d)), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.7460 of a share (the "Exchange Ratio") of the common stock, par value $0.01 per share of Timberland (the "Timberland Common Stock") and $5.68825 in cash (the "Merger Consideration"). The aggregate number of shares of South Sound Bank Common Stock issued and outstanding immediately prior to the Effective Time shall not be greater than 1,213,027 shares of South Sound Bank Common Stock, which is the number of shares issued and outstanding on the date hereof.  All of the shares of South Sound Bank Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of South Sound Bank Common Stock (each, an "Existing Certificate"), (it being understood that any reference to an "Existing Certificate" shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of South Sound Bank Common Stock, and it being further understood that provisions herein relating to Existing Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of an Existing Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an "agent's message" to the Exchange Agent or such other similar evidence of transfer as the Exchange Agent may reasonably request), shall thereafter represent only the right to receive the Merger Consideration including any cash in lieu of a fractional share interest into which the shares of South Sound Bank Common Stock represented by such Existing Certificate have been converted pursuant to this Section 1.4 and Section 2.3(f), as well as any dividends as provided in Section 2.3(c).

(c)            Cancelled Shares.  Shares of South Sound Bank Common Stock that are owned immediately prior to the Effective Time by South Sound Bank,  Timberland or Timberland Bank (other than shares of South Sound Bank Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, "Trust Account Common Shares") and other than shares of South Sound Bank Common Stock held, directly or indirectly, by South Sound Bank, Timberland or Timberland Bank in respect of a debt previously contracted (any such shares, "DPC Common Shares")), shall be cancelled and shall cease to exist and no stock of Timberland or other consideration shall be delivered in exchange therefor (any such shares, the "Cancelled Shares").
(d)            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of South Sound Bank Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who (i) votes such shares against the Merger and (ii) otherwise timely complies with the written demand and other provisions of Section 30A.49.090 of the RCW shall not be converted into or exchangeable for the right to receive the Merger Consideration (the "Dissenting Shares"), but instead the holder of Dissenting Shares shall be entitled to only such rights as are granted with respect to the payment of cash for such shares under the provisions of Section 30A.49.090 of the RCW. South Sound Bank shall give Timberland and Timberland Bank prompt notice of the names and addresses of the shareholders of South Sound Bank who vote against the Merger and the number of shares of each such shareholder that were voted against the Merger. Any Merger Consideration made available to the Exchange Agent as (defined in Section 2.1) pursuant to Article II to pay for shares of South Sound Bank Common Stock that become Dissenting Shares shall be returned to Timberland and Timberland Bank upon demand.

(e)            Adjustment to Exchange Ratio.  If, between the date of this Agreement and the Effective Time, the outstanding shares of Timberland Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Exchange Ratio to provide the holders of South Sound Bank Common Stock converted into Merger Consideration the same economic effect as contemplated by this Agreement with respect to the stock portion of the Merger Consideration prior to such event.
1.5            Incorporation Documents and By-Laws of the Surviving Bank. The articles of incorporation of Timberland Bank in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Bank following the Effective Time until thereafter amended in accordance with applicable law. The by-laws of Timberland Bank in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Bank following the Effective Time until thereafter amended in accordance with applicable law and the terms of such by-laws.
1.6            Directors and Officers. The directors of Timberland Bank immediately prior to the Effective Time together with Daniel P. Yerrington shall be the directors of the Surviving Bank following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. Timberland and Timberland Bank's Boards of Directors shall add Daniel D. Yerrington to the Boards of Directors of Timberland and Timberland Bank as of the Effective Time and will be included in the slate of directors at the next annual meetings of shareholders thereafter to stand for election to the Boards of Directors for a one year term.  The officers of Timberland Bank immediately prior to the Effective Time shall be the officers of the Surviving Bank following the Effective Time and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.  The names and mailing addresses of the directors and officers, respectively, of the Surviving Bank are listed on Annexes I and II hereto and incorporated herein by reference.
1.7            Name, Principal Office and Branch Offices of Surviving Bank.  The name of the Surviving Bank shall be "Timberland Bank."  The principal office of the Surviving Bank shall be the current principal office of Timberland Bank located at 624 Simpson Avenue, Hoquiam, Washington 98550, and the branch offices of the Surviving Bank shall be the offices of South Sound Bank and the branch offices of Timberland that are listed at the locations set forth on Annex III that are in lawful operation immediately prior to the Effective Time, subject to the opening and closing of any offices by Timberland Bank that may be decided by Timberland Bank and authorized by applicable Regulatory Agencies (as defined in Section 3.5) after the date hereof.
1.8            Approvals.  This Agreement is subject to approval by the shareholders of South Sound Bank, and this Agreement and/or the short form plan of merger and the Merger are subject to approval by the Director of the DFI (as defined in Section 3.4) and the FDIC (as defined in Section 3.1(b)), in each case as provided in this Agreement.
1.9            Additional Actions.  If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of South Sound Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, South Sound Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney coupled with an interest to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Bank are fully authorized in the name of South Sound Bank or the Surviving Bank or otherwise to take any and all such action without limitation except as otherwise required by applicable law.
ARTICLE II

DELIVERY OF MERGER CONSIDERATION
2.1            Exchange Agent.  Prior to the Effective Time, Timberland and Timberland Bank shall appoint Timberland's transfer agent pursuant to an agreement (the "Exchange Agent Agreement") to act as exchange agent (the "Exchange Agent") hereunder.
2.2            Deposit of Merger Consideration. At or prior to the Effective Time, Timberland and Timberland Bank shall (i) deposit, or cause to be deposited, with the Exchange Agent, or authorize the

Exchange Agent to issue an aggregate number of shares of Timberland Common Stock equal to the stock portion of the Merger Consideration and (ii) deposit or cause to be deposited with the Exchange Agent, the cash portion of the aggregate Merger Consideration, plus to the extent then determinable, any cash in lieu of fractional shares pursuant to Section 2.3(f), and, together with any dividends or distributions with respect thereto payable pursuant to Section 2.3(c), (collectively, the "Exchange Fund") and Timberland and Timberland Bank shall instruct the Exchange Agent to timely deliver the Merger Consideration.
2.3            Delivery of Merger Consideration
(a)        As soon as reasonably practicable after the Effective Time (and in any event within ten (10) days thereafter), and subject to the receipt by the Exchange Agent of a list of South Sound Bank's shareholders in a format that is reasonably acceptable to the Exchange Agent, the Exchange Agent shall mail to each holder of an Existing Certificate or Existing Certificates, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Existing Certificate or Existing Certificates shall pass, only upon delivery of such Existing Certificate or Existing Certificates (or an affidavit of loss in lieu thereof)) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the "Letter of Transmittal") and (ii) instructions for use in surrendering such Existing Certificate or Existing Certificates in exchange for the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b)        As soon as reasonably practicable after surrender to the Exchange Agent of its Existing Certificate or Existing Certificates, accompanied by a properly completed Letter of Transmittal, such holder of South Sound Bank Common Stock will be entitled to receive the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c), in respect of the shares of South Sound Bank Common Stock represented by such holder's Existing Certificate or Existing Certificates.  Until so surrendered, such Existing Certificate or Existing Certificates shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor upon surrender of such Existing Certificate or Existing Certificates in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c)        No dividends or other distributions with respect to Timberland Common Stock shall be paid to the holder of any unsurrendered Existing Certificate with respect to the shares of Timberland Common Stock represented thereby, unless and until the surrender of such Existing Certificate in accordance with this Article II.  Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Existing Certificate or Existing Certificates in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, and in addition to the other amounts set forth herein, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Timberland Common Stock represented by such Existing Certificate or Existing Certificates and not paid and (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to whole shares of Timberland Common Stock represented by such Existing Certificate or Existing Certificates with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Timberland Common Stock issuable with respect to such Existing Certificate or Existing Certificates.

(d)        In the event of a transfer of ownership of an Existing Certificate representing South Sound Bank Common Stock prior to the Effective Time that is not registered in the stock transfer records of South Sound Bank, the Merger Consideration, any cash in lieu of a fractional share of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, shall be issued or paid in exchange therefor to a person other than the person in whose name the Existing Certificate so surrendered is registered if the Existing Certificate formerly representing such South Sound Bank Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes (as defined in Section 3.10(b)) required by reason of the payment or issuance to a person other than the registered holder of the Existing Certificate or establish to the satisfaction of Timberland that the Tax has been paid or is not applicable.  The Exchange Agent (or, subsequent to the earlier of (x) six months after the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, Timberland or Timberland Bank, as applicable) shall be entitled to deduct and withhold from the cash portion of the Merger Consideration and any cash in lieu of a fractional share of Timberland Common Stock or any other cash payable pursuant to this Agreement to any holder of South Sound Bank Common Stock such amounts as the Exchange Agent, Timberland or Timberland Bank, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment.  To the extent amounts are so withheld by the Exchange Agent, Timberland or Timberland Bank, as the case may be, and timely paid over to the appropriate Governmental Entity (as defined in Section 3.4), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of South Sound Bank Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, Timberland or Timberland Bank, as the case may be.

(e)        After the Effective Time, there shall be no transfers on the stock transfer books of South Sound Bank of the shares of South Sound Bank Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of South Sound Bank Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, Existing Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, any cash in lieu of fractional shares of Timberland Common Stock to be issued or paid in consideration therefor, and any dividends or distributions to which such holder is entitled, in accordance with the procedures set forth in this Article II.

(f)        Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Timberland Common Stock shall be issued upon the surrender of Existing Certificates for exchange, no dividend or distribution with respect to Timberland Common Stock shall be payable on or with respect to any fractional share, and such fractional share interest shall not entitle the owner thereof to vote or to any other rights of a shareholder of Timberland.   In lieu of the issuance of any such fractional share, Timberland or Timberland Bank shall pay to each former shareholder of South Sound Bank who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily volume weighted closing price of Timberland Common Stock, rounded to the nearest cent, as reported on the Nasdaq for the five (5) consecutive trading days immediately preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of South Sound Bank Common Stock held by such holder at the Effective Time and rounded to the nearest one ten thousandth when expressed in decimal form) of Timberland Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4(b).

(g)        Any portion of the Exchange Fund that remains unclaimed by the shareholders of South Sound Bank at the expiration of six months after the Effective Time shall be paid to Timberland in the case of the stock consideration and Timberland Bank in the case of the cash consideration.   In such event, any former shareholders of South Sound Bank who have not theretofore complied with this Article II shall thereafter look only to Timberland and Timberland Bank with respect to the Merger Consideration, any cash in lieu of any fractional share interest and any unpaid dividends and distributions on the Timberland Common Stock deliverable in respect of the shares represented by an Existing Certificate such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Timberland, Timberland Bank, South Sound Bank, the Surviving Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of South Sound Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(h)        In the event any Existing Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Existing Certificate to be lost, stolen or destroyed and, if required by Timberland or the Exchange Agent, the posting by such person of a bond in such amount as Timberland may determine is reasonably necessary as indemnity against any claim that may be made against it and/or Timberland Bank with respect to such Existing Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Existing Certificate the Merger Consideration, any cash in lieu of any fractional share interest and any dividends and distributions to which such person is entitled in respect thereof pursuant to this Agreement.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SOUTH SOUND BANK
Except as disclosed in the disclosure schedule delivered by South Sound Bank to Timberland and Timberland Bank concurrently herewith (the "South Sound Bank Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the South Sound Bank Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by South Sound Bank that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 3.1(a)) on South Sound Bank and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, South Sound Bank hereby represents and warrants to Timberland and Timberland Bank as follows:

3.1            Corporate Organization.
(a)            South Sound Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the State of Washington.  South Sound Bank has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted.  South Sound Bank is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on South Sound Bank.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Timberland, South Sound Bank or the Surviving Company, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in United States generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally, (D) public disclosure of the transactions contemplated hereby or actions or inactions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) expenses reasonably incurred by a party in connection with this Agreement or the Merger or (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate), or (ii) the ability of such party to timely consummate the Merger.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the articles of incorporation of South Sound Bank (the "South Sound Bank Articles") and the bylaws of South Sound Bank (the "South Sound Bank Bylaws"), as in effect as of the date of this Agreement, have previously been made available by South Sound Bank to Timberland and Timberland Bank.

(b)         Except as set forth in Section 3.1(b) of the South Sound Bank Disclosure Schedule, there are no restrictions on South Sound Bank to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type.  The deposit accounts of South Sound Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  South Sound Bank does not own any equity or profit-and-loss interest in any business enterprise, corporation, partnership or joint venture, limited liability company, association, joint-stock company, business trust or unincorporated organization, other than readily marketable securities, securities held-to-maturity in its investment portfolio and stock in the Federal Home Loan Bank of Des Moines (the "FHLB").  South Sound Bank is not in material violation of any of its organizational documents.

(c)        South Sound Bank does not have any Subsidiaries.

3.2            Capitalization.
(a)        The authorized capital stock of South Sound Bank consists of 10,000,000 shares of South Sound Bank Common Stock and 1,000,000 shares of preferred stock, no par value per share, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 1,213,027 shares of South Sound Bank Common Stock issued and outstanding and (ii) no other shares of capital stock or other voting securities of South Sound Bank issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of South Sound Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no (A) bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of South Sound Bank may vote or (B) trust preferred or subordinated debt securities of South Sound Bank issued or outstanding.  There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating South Sound Bank to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of South Sound Bank Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of South Sound Bank Common Stock to which South Sound Bank is a party.  No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of South Sound Bank) are outstanding.

(b)        South Sound Bank does not have a dividend reinvestment plan or any shareholders' rights plan.

3.3            Authority; No Violation.
(a)        South Sound Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of South Sound Bank.  The Board of Directors of South Sound Bank has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of South Sound Bank and its shareholders and has directed that this Agreement be submitted to South Sound Bank's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a two thirds of the outstanding shares of South Sound Bank Common Stock (the "South Sound Bank Shareholder Approval"), no other corporate proceedings on the part of South Sound Bank are necessary to approve this Agreement or to consummate the Merger.  This Agreement has been duly and validly executed and delivered by South Sound Bank and (assuming due authorization, execution and delivery by Timberland and Timberland Bank) constitutes a valid and binding obligation of South Sound Bank, enforceable against South Sound Bank in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Enforceability Exception")).

(b)        Neither the execution and delivery of this Agreement by South Sound Bank nor the consummation of the Merger by South Sound Bank, nor compliance by South Sound Bank  with any of the terms and provisions of this Agreement will (i) assuming the South Sound Bank Shareholder Approval is obtained, violate any provision of the South Sound Bank Articles or South Sound Bank Bylaws or (ii) assuming that the filings, notices, consents and approvals referred to in Section 3.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to South Sound Bank or any of its properties or assets or (y) except as set forth in Section 3.3(b) of the South Sound Bank Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, encumbrances, security interests or rights of others ("Liens") upon any of the properties or assets of South Sound Bank under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which South Sound Bank is a party, or by which it or any of its properties or assets may be bound.

3.4        Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Nasdaq Stock Market, Inc. (the "Nasdaq"), and approval of such applications, filings and notices, (ii) the filing of applications, filings and notices, as applicable, with the Washington Department of Financial Institutions (the "DFI") and the FDIC and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form relating to the meeting of South Sound Bank's shareholders to be held in connection with this Agreement (including any amendments or supplements thereto, the "Proxy Statement"), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Timberland in connection with the transactions contemplated by this Agreement (the "Form S-4"), to among other things, register any securities issuable by Timberland in conjunction with the transactions contemplated by this Agreement with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act") and declaration of effectiveness of the Form S-4, (v) the filing of the Articles of Merger with the Secretary of State, and (vi) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Timberland Common Stock pursuant to this Agreement and the approval of the listing of such Timberland Common Stock on the Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (as defined in Section 3.5) (each a "Governmental Entity") are necessary in connection with (A) the execution and delivery by South Sound Bank of this Agreement or (B) the consummation by South Sound Bank of the Merger.  As of the date hereof, South Sound Bank is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5            Reports. To the knowledge of South Sound Bank, it has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, including the DFI, (ii) the FDIC, (iii) any foreign regulatory authority and (iv) any self-regulatory organization (an "SRO") ((i) — (iv) together with the SEC, collectively the "Regulatory Agencies"), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of South Sound Bank, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of South Sound Bank, investigation into the business or operations of South Sound Bank since January 1, 2014.  There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of South Sound Bank, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South Sound Bank since January 1, 2014.

3.6             Financial Statements and Internal Controls.
(a)          The audited balance sheets (including related notes and schedules, if any) of South Sound Bank as of December 31, 2017 and 2016 and the related statements of income, comprehensive income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) of South Sound Bank for each of the two years then ended (collectively, the "South Sound Bank Financial Statements") have been previously made available to Timberland. The South Sound Bank Financial Statements fairly present the financial position and results of operations of South Sound Bank as of and for the respective periods ending on the dates thereof, in accordance with GAAP consistently applied during the periods involved, except as indicated in the South Sound Bank Financial Statements or notes thereto. The financial and accounting books and records of South Sound Bank have been maintained in all material respects in accordance with GAAP and all other applicable legal and accounting requirements, reflect only actual transactions, and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein. Moss Adams LLP has not resigned (or informed South Sound Bank that it intends to resign) or been dismissed as independent public accountants of South Sound Bank as a result of or in connection with any disagreements with South Sound Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          The call reports of South Sound Bank and accompanying schedules, as filed (or to be filed) with the FDIC, for each calendar quarter beginning with the quarter ended September 30, 2015 through the Closing Date (as defined in Section 9.1) (the "South Sound Bank Call Reports") have been (or will be) prepared in accordance with regulatory requirements including applicable regulatory accounting principles and practices through the periods covered by such reports.

(c)          South Sound Bank has no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for liabilities, obligations and loss contingencies which (i) are fully reflected or reserved against on the most recent balance sheet included in the South Sound Bank Financial Statements (including any notes thereto), (ii) were incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the South Sound Bank Financial Statements, or (iii) were incurred in connection with the Merger.

(d)          The allowance for loan loss account of South Sound Bank as reflected in the South Sound Bank Call Report for the quarter ended March 31, 2018, was as of such date, and the amount thereof contained in the financial books and records of South Sound Bank as of the last day of the month immediately preceding the Closing Date will be as of such future date, in compliance with South Sound Bank's existing methodology for determining the adequacy of its allowance for loan and lease losses as well as GAAP and applicable regulatory guidelines.

(e)          The records, systems, controls, data and information of South Sound Bank are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South Sound Bank or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on South Sound Bank's system of internal accounting controls.  South Sound Bank has implemented and maintains a system of internal accounting controls effective to provide reasonable assurances that (i) transactions are executed in accordance with management's general and specific authorizations, and (ii) transactions are recorded in accordance with GAAP consistently applied and with applicable law.

(f)          Since January 1, 2014, (i) neither South Sound Bank, nor to the knowledge of South Sound Bank, any director, officer, employee, auditor, accountant or any representative of South Sound Bank has received  or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write downs, charge offs and accruals) of South Sound Bank or its internal accounting controls, including any complaint, allegation, assertion or claim that South Sound Bank has engaged in questionable accounting or auditing practices, and (ii) no attorney representing South Sound Bank or any other person, whether or not employed by South Sound Bank, has reported evidence of a material violation of securities laws, breach of fiduciary duty or violation of banking or other laws by South Sound Bank or any of its officers, directors, employees or agents to the Board of Directors of South Sound Bank or any committee thereof.

3.7            Broker's Fees. With the exception of the engagement of Wedbush Securities, Inc., neither South Sound Bank nor any of its officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions, finder's fees, or advisory or fairness opinion fees in connection with the Merger.  South Sound Bank has disclosed to Timberland and Timberland Bank as of the date hereof the aggregate fees provided for in connection with the engagement by South Sound Bank of Wedbush Securities, Inc. related to the Merger.

3.8            Absence of Certain Changes or Events.

(a)        Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South Sound Bank.

(b)        Since December 31, 2017, other than entering into this Agreement or in connection with this Agreement or the Merger, South Sound Bank has carried on its business solely in the ordinary course.

3.9            Legal Proceedings.
(a)        Except as set forth in Section 3.9(a) of the South Sound Bank Disclosure Schedule,  South Sound Bank is not a party to any, and there are no pending or, to South Sound Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against South Sound Bank or any of its current or former directors or executive officers in their capacities as such involving a monetary claim in excess of twenty-five thousand dollars ($25,000) or seeking injunctive or other equitable relief, or challenging the validity or propriety of any of the transactions contemplated by this Agreement.

(b)        There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to commercial banks and bank holding companies) imposed upon South Sound Bank, or the assets of South Sound Bank (or that, upon consummation of the Merger, would apply to the Surviving Bank or its affiliates).

3.10            Taxes and Tax Returns.
(a)        South Sound Bank has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  As of the date hereof, South Sound Bank is not the beneficiary of any extension of time within which to file any Tax Return.  All Taxes of South Sound Bank (whether or not shown on any Tax Returns) that are due have been fully and timely paid. South Sound Bank has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  South Sound Bank has not granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of South Sound Bank for all years to and including 2013 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  South Sound Bank has not received written notice of assessment or proposed assessment in connection with any Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of South Sound Bank or the assets of South Sound Bank.  South Sound Bank has made available to Timberland and Timberland Bank true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  South Sound Bank is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement.  South Sound Bank (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (B) does not have any liability for the Taxes of any person or entity (other than South Sound Bank) under U.S. Department of the Treasury ("Treasury") Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  South Sound Bank has not been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the

Code.  South Sound Bank has not participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has South Sound Bank been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  No claim has been made in the last ten (10) years by any Governmental Entity in a jurisdiction where South Sound Bank does not file Tax Returns that South Sound Bank is or may be subject to taxation by that jurisdiction.   South Sound Bank has not filed an election under Section 338(g) or 338(h)(10) of the Code for which the statute of limitations for audit or examination has not expired.  South Sound Bank has not agreed, nor is it required, to make any adjustment under Section 481(a) of the Code.

(b)        As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, Medicare, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)        As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11            Employees.
(a)        Section 3.11(a) of the South Sound Bank Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, change in control and severance plans, programs, arrangements or agreements, and other similar contracts or agreements to or with respect to which South Sound Bank, or any trade or business of South Sound Bank, whether or not incorporated, all of which together with South Sound Bank would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "South Sound Bank ERISA Affiliate"), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South Sound Bank or any South Sound Bank ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of South Sound Bank or any South Sound Bank ERISA Affiliate (all such plans, programs, arrangements, contracts or agreements, collectively, the "South Sound Bank Benefit Plans").

(b)        South Sound Bank has heretofore made available to Timberland and Timberland Bank true and complete copies of each of the South Sound Bank Benefit Plans and related material documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to the most recent versions of any South Sound Bank Benefit Plan, (ii) the annual reports (Forms 5500), if any, filed with the IRS for the last two (2) plan years, (iii) the most recently received IRS determination or opinion letters, if any, relating to a South Sound Bank Benefit Plan, and (iv) the most recently prepared actuarial report for each South Sound Bank Benefit Plan (if applicable) for each of the last two (2) years.

(c)        Each South Sound Bank Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  South Sound Bank has not taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, United States Department of Labor or any other Governmental Entity with respect to any South Sound Bank Benefit Plan, and South Sound Bank does not have any knowledge of any plan defect that would qualify for correction under any such program.

(d)        Section 3.11(d) of the South Sound Bank Disclosure Schedule identifies each South Sound Bank Benefit Plan that is intended to be qualified under Section 401(a) of the Code (collectively, the "South Sound Bank Qualified Plans").  The IRS has issued a favorable determination letter, or an opinion letter for a prototype or volume submitter plan upon which South Sound Bank may rely, with respect to each South Sound Bank Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of South Sound Bank, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any South Sound Bank Qualified Plan or the related trust or increase the costs relating thereto.  No trust funding any South Sound Bank Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e)        Each South Sound Bank Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2008, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate sponsors, maintains, administers or contributes to, or has, has had or could have any liability with respect to, any South Sound Bank Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified "defined benefit plan" (as defined in Section 3(35) of ERISA).  No South Sound Bank Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.

(g)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate has ever contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that is a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA (a "Multiple Employer Welfare Arrangement"), or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and neither South Sound Bank nor any South Sound Bank ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan, Multiple Employer Welfare Arrangement or Multiple Employer Plan.

(h)        South Sound Bank does not sponsor, has not sponsored and has no obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i)        All contributions required to be made to any South Sound Bank Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any South Sound Bank Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected on the books and records of South Sound Bank.

(j)        There are no pending or, to the knowledge of South Sound Bank, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South Sound Bank's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any South Sound Bank Benefit Plan, any fiduciaries thereof with respect to their duties to a South Sound Bank Benefit Plan or the assets of any of trust under any South Sound Bank Benefit Plans which could reasonably be expected to result in any liability of South Sound Bank to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a South Sound Bank Benefit Plan, or any other party.

(k)        Neither South Sound Bank nor any South Sound Bank ERISA Affiliate nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the South Sound Bank Benefit Plans or their related trusts, South Sound Bank, any South Sound Bank ERISA Affiliate or any person that South Sound Bank has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)        Except as set forth in Section 3.11(l) of the South Sound Bank Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of South Sound Bank, or result in any limitation on the right of South Sound Bank to amend, merge, terminate or receive a reversion of assets from any South Sound Bank Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by South Sound Bank in connection with the Merger (either solely as a result thereof or as a result of such transaction in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code or will not be deductible under Section 162(m) of the Code.  South Sound Bank does not maintain or contribute to a rabbi trust or similar funding vehicle, and the Merger will not cause or require South Sound Bank or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No South Sound Bank Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.  South Sound Bank has made available to Timberland and Timberland Bank copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the Merger and South Sound Bank shall provide updated Section 280G calculations to Timberland and Timberland Bank at least five (5) days prior to the Closing Date.

(m)        There are no pending or, to South Sound Bank's knowledge, threatened labor grievances or unfair labor practice claims or charges against South Sound Bank, or any strikes or other labor disputes against South Sound Bank.  South Sound Bank is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of South Sound Bank and, to the knowledge of South Sound Bank, there are no organizing efforts by any union or other group seeking to represent any employees of South Sound Bank.

(n)        South Sound Bank does not have any liabilities to employees or former employees that are not reflected in the South Sound Bank Benefit Plans.

(o)        No condition exists as a result of which South Sound Bank would have any liability, whether absolute or contingent, under any South Sound Bank Benefit Plan with respect to any misclassification of a person performing services for South Sound Bank as an independent contractor rather than as an employee.  All individuals participating in the South Sound Bank Benefit Plans are in fact eligible and authorized to participate in such South Sound Bank Benefit Plan.

3.12        Compliance with Applicable Law. South Sound Bank holds, and has at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses and ownership of its properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of South Sound Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  South Sound Bank has complied in all material respects with, and is not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to South Sound Bank, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  South Sound Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, neither South Sound Bank, nor to the knowledge of South Sound Bank, any director, officer, employee, agent or other person acting on behalf of South Sound Bank has, directly or indirectly, (i) used any funds of South Sound Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South Sound Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of South Sound Bank, (v) made any fraudulent entry on the books or records of South Sound Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for South Sound Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South Sound Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

3.13            Certain Contracts.
(a)        Except as set forth in Section 3.13(a) of the South Sound Bank Disclosure Schedule, as of the date hereof, South Sound Bank is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, (ii) which, upon the execution or delivery of this Agreement, South Sound Bank shareholder approval of this Agreement or the consummation of the Merger will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Timberland, Timberland Bank, South Sound Bank or the Surviving Bank to any director, officer, employee or independent contractor thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which contains a non-compete or client or customer non-solicit requirement or any other provision that restricts the conduct of any line of business by South Sound Bank or any of its affiliates or their respective ability to engage, employ, or provide products and services to, any person, or upon consummation of the Merger will restrict the ability of the Surviving Bank or any of its affiliates to do so, (v) in respect of any collective bargaining or similar agreement, with or to a labor union or guild, (vi) (including any South Sound Bank Benefit Plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, South Sound Bank shareholder approval of this Agreement or the consummation of the Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by South Sound Bank (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the FHLB and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of South Sound Bank, (ix) that involves the payment by South Sound Bank of more than $10,000 per annum or $25,000 in the aggregate (other than any such contracts which are terminable by South Sound Bank on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice), (x) that pertains to the leasing of real property, (xi) that obligates South Sound Bank to conduct business with a third party on an exclusive or preferential basis, (xii) that imposes potential recourse obligations on South Sound Bank in connection with sale of loans or loan participations (other than as a result of the breach of customary representations, warranties or covenants), (xiii) for the subservicing of loans, or (xiv) that provides for contractual indemnification to any director, officer, employee or independent contractor.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the South Sound Bank Disclosure Schedule, is referred to herein as a "South Sound Bank Contract," and South Sound Bank does not know of, and has not received notice of, any material violation of the above by any of the other parties thereto.

(b)        To the knowledge of South Sound Bank, (i) each South Sound Bank Contract is valid and binding on South Sound Bank and is in full force and effect, (ii) South Sound Bank has performed all material obligations required to be performed by it under each South Sound Bank Contract, (iii) each third-party counterparty to each South Sound Bank Contract has performed all material obligations required to be performed by it under such South Sound Bank Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of South Sound Bank under any such South Sound Bank Contract.

3.14        Agreements with Regulatory Agencies. South Sound Bank is not subject to any cease-and-desist or other order or enforcement action issued by, is not a party to any written agreement, consent agreement or memorandum of understanding with, is not a party to any commitment letter or similar undertaking to, is not subject to any order or directive by, has not been ordered to pay any civil money penalty by, has not been since January 1, 2014, a recipient of any supervisory letter from, and since January 1, 2014, has not adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the South Sound Bank Disclosure Schedule, a "South Sound Bank Regulatory Agreement"), nor has South Sound Bank been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such South Sound Bank Regulatory Agreement.

3.15        Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of South Sound Bank or for the account of a customer of South Sound Bank were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of South Sound Bank enforceable in accordance with their terms, subject to the Enforceability Exception, and are in full force and effect.  South Sound Bank has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to South Sound Bank's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16        Environmental Matters. South Sound Bank is in compliance, and has at all times complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of South Sound Bank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on South Sound Bank of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of South Sound Bank, threatened against South Sound Bank.  To the knowledge of South Sound Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  South Sound Bank is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.  To the knowledge of South Sound Bank, there are no underground storage tanks located at any South Sound Bank Real Property (as defined in Section 3.18).

3.17            Investment Securities, Commodities and BOLI.
(a)        South Sound Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of South Sound Bank.  Such securities and commodities are valued on the books of South Sound Bank in accordance with GAAP.

(b)        South Sound Bank employs investment, securities, commodities, risk management and other policies, practices and procedures that South Sound Bank believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, South Sound Bank has made available to Timberland and Timberland Bank the material terms of such policies, practices and procedures.

(c)        Section 3.17(c) of the South Sound Bank Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance ("BOLI") owned by South Sound Bank, including the value of its BOLI. South Sound Bank has taken all actions necessary to comply with applicable law in connection with the purchase and maintenance of BOLI.  The value of such BOLI is fairly and accurately reflected in the most recent balance sheet included in the South Sound Bank Financial Statements in accordance with GAAP.  All BOLI set forth in Section 3.17(c) of the South Sound Bank Disclosure Schedule is owned solely by South Sound Bank, no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom. South Sound Bank does not have any split dollar or similar benefit plans, programs and agreements under its BOLI or otherwise that is currently in effect.  South Sound Bank does not have any outstanding borrowings secured in whole or part by its BOLI.

3.18        Title. South Sound Bank (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the South Sound Bank Financial Statements as being owned by South Sound Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "South Sound Bank Owned Properties"), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such South Sound Bank Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "South Sound Bank Leased Properties" and, collectively with the South Sound Bank Owned Properties, the "South Sound Bank Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to South Sound Bank's knowledge, the lessor.  There are no pending or, to the knowledge of South Sound Bank, threatened condemnation proceedings against any South Sound Bank Real Property.  South Sound Bank  has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the South Sound Bank Financial Statements as being owned by South Sound Bank or acquired after the date thereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Liens securing FHLB advances and other borrowings (including capital lease obligations, if any) ("Monetary Liens") reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

3.19        Intellectual Property.

(a)         South Sound Bank owns or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on South Sound Bank: (i) (A) the use of any Intellectual Property by South Sound Bank does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which South Sound Bank acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to South Sound Bank that South Sound Bank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii) no person or entity is challenging, infringing on or otherwise violating any right of South Sound Bank with respect to any Intellectual Property owned by and/or licensed to South Sound Bank, and (iii) South Sound Bank has not received any written notice of any pending claim with respect to any Intellectual Property owned by South Sound Bank and South Sound Bank has taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed by South Sound Bank.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; computer programs, whether in source code or object code form (including any and all software implementation algorithms), databases and compilations (including any and all data and collections of data); and any similar intellectual property or proprietary rights.

(b)        To the knowledge of South Sound Bank, its IT Assets operate and perform as required by South Sound Bank in connection with its business and have not malfunctioned or failed within the past three (3) years.  To the knowledge of South Sound Bank, its IT Assets do not contain any "time bombs",

"Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization its IT Assets or (ii) otherwise adversely affect the functionality of its IT Assets.  To the knowledge of South Sound Bank, no person has gained unauthorized access to its IT Assets.  To the knowledge of South Sound Bank, South Sound Bank maintains and utilizes its IT Assets in accordance with all applicable licenses, agreements and other contracts.  South Sound Bank has implemented and maintains reasonable backup, security and disaster recovery technology.  South Sound Bank takes reasonable measures, which are to the knowledge of South Sound Bank, adequate to comply with all applicable law and its contractual and privacy commitments, to protect the confidentiality of customer financial and other data.  For purposes of this Agreement, "IT Assets" means the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communication lines, and all other information technology equipment, and all associated documentation of a party and its Subsidiaries.

3.20          Related Party Transactions. Except as set forth in Section 3.20 of the South Sound Bank Disclosure Schedule, there are no "covered transactions" between South Sound Bank and any "affiliate" (as those terms are defined in Regulation O promulgated by the Federal Reserve Board) and there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between South Sound Bank on the one hand, and any current or former director or "executive officer" (as defined in Rule 3b-7 under the Securities and Exchange Act of 1934 ("Exchange Act")) of South Sound Bank or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding South Sound Bank Common Stock (or any of such person's immediate family members or affiliates), on the other hand, except those of a type available to employees of South Sound Bank generally or those related to compensation solely resulting from an employment relationship.

3.21        State Takeover Laws. Either this Agreement and the Merger are exempt from, or the Board of Directors of South Sound Bank has approved this Agreement and the Merger as required to render inapplicable to this Agreement and the Merger, the restrictions on "business combinations" set forth in any "moratorium," "control share," "fair price," "takeover" or "interested stockholder" law (any such laws, "Takeover Statutes") applicable to South Sound Bank.

3.22        Reorganization. South Sound Bank has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

3.23           Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of South Sound Bank has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Wedbush Securities, Inc., to the effect that, as of the date thereof and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of South Sound Bank Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24            South Sound Bank Information. The information relating to South Sound Bank which is provided by South Sound Bank or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any other document filed with any other Governmental Entity in connection with this Agreement or the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

3.25            Loan Portfolio.
(a)        As of the date hereof, except as set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule, South Sound Bank is not a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which South Sound Bank is a creditor which, as of March 31, 2018, was over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or 5% or greater shareholder of South Sound Bank, or to the knowledge of South Sound Bank, any affiliate of any of the foregoing.  Set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of South Sound Bank that, as of March 31, 2018, were classified by South Sound Bank as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of South Sound Bank that, as of March 31, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)        To South Sound Bank's knowledge, each Loan of South Sound Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of South Sound Bank as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)        Each outstanding Loan originated, administered and/or serviced by South Sound Bank was originated, administered and/or serviced, by South Sound Bank and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of South Sound Bank (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)        With respect to Loans serviced by South Sound Bank on behalf of others: (i) such Loans have been serviced and administered in accordance with all applicable guidelines, relevant laws and investor requirements and (ii) except as set forth in Section 3.25(d) of the South Sound Bank Disclosure Schedule, there have been no repurchases of any such Loans or losses incurred with respect to any such Loans during the past two years.

(e)        None of the agreements pursuant to which South Sound Bank has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)        There are no outstanding Loans made by South Sound Bank to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of South Sound Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)        South Sound Bank is not now nor has it been since January 1, 2014, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26        Insurance.  (a) South Sound Bank is insured with reputable insurers against such risks and in such amounts as the management of South Sound Bank reasonably has determined to be prudent and consistent with industry practice, and South Sound Bank is in compliance with its insurance policies and is not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of South Sound Bank, South Sound Bank is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27        Fiduciary Business.  South Sound Bank has properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance in all material respects with the terms of the applicable governing documents and applicable laws and regulations.

3.28        Books and Records.  The corporate and stock record books of South Sound Bank are complete and accurate and reflect all meetings, consents, other actions of the Board of Directors and shareholders of South Sound Bank and all transactions relating to its capital stock.

3.29        Indemnification.  To the knowledge of South Sound Bank, no action or failure to take action by any present or former director, advisory director, officer, employee or agent of South Sound Bank has occurred which would give rise to a claim by any such individual for indemnification from South Sound Bank.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF TIMBERLAND AND TIMBERLAND BANK

Except (i) as disclosed in the disclosure schedule delivered by Timberland and Timberland Bank to South Sound Bank concurrently herewith (the "Timberland Disclosure Schedule"); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Timberland Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Timberland that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Timberland, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Timberland Reports (as defined in Section 4.11) filed with the SEC by Timberland prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Timberland and Timberland Bank hereby represent and warrant to South Sound Bank as follows:

4.1            Corporate Organization.
(a)        Timberland is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Timberland has the corporate power and authority to own or lease all of its properties and assets as presently owned, operated or leased and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on Timberland.   True and complete copies of the articles of incorporation of Timberland (the "Timberland Articles") and the bylaws of Timberland (the "Timberland Bylaws"), as in effect as of the date of this Agreement, have previously been made available by Timberland to South Sound Bank.

(b)        Timberland Bank (i) is a savings bank duly organized and validly existing under the laws of the State of Washington, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Timberland, and (iii) has all requisite power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of Timberland Bank to pay dividends or distributions except for statutory restrictions on dividends or distributions generally applicable to all entities of the same type and restrictions on dividends or distributions generally applicable to FDIC insured savings banks.  The deposit accounts of Timberland Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.   Timberland Bank is not in material violation of any of its organizational documents.

4.2            Capitalization.
(a)            The authorized capital stock of Timberland consists of 50,000,000 shares of Timberland Common Stock, and 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares of preferred stock are issued or outstanding.  As of March 31, 2018, there were (i) [7,367,327] shares of Timberland Common Stock issued and outstanding, (ii) [370,870] shares of Timberland Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Timberland Common Stock granted under the Timberland Stock Plans ("Timberland Stock Options"), (iii) 115,616 shares of Timberland Common Stock reserved for issuance pursuant to future grants under the Timberland Stock Plans, and (iv) no other shares of capital stock or other voting securities of Timberland issued, reserved for issuance or outstanding.  As used herein, the "Timberland Stock Plans" means all employee and director equity incentive plans of Timberland in effect as of the date of this Agreement.  All of the issued and outstanding shares of Timberland Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Timberland may vote.  Other than Timberland Stock Options issued prior to the date of this Agreement, as of the date hereof, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Timberland to issue, transfer, sell, purchase, redeem or otherwise acquire, any shares of Timberland Common Stock or any other of its securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Timberland Common Stock.  Other than the Timberland Stock Options outstanding on the date of this Agreement, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Timberland) are outstanding on the date of this Agreement.

(b)            Timberland owns all of the issued and outstanding shares of capital stock of Timberland Bank, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable (except as provided under applicable law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  Timberland Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock.

4.3            Authority; No Violation.
(a)            Each of Timberland and Timberland Bank has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Boards of Directors of Timberland and Timberland Bank and no other corporate action on the part of Timberland or Timberland Bank is necessary to approve the Merger.  This Agreement has been duly and validly executed and delivered by Timberland and Timberland Bank (assuming due authorization, execution and delivery by South Sound Bank) constitutes a valid and binding obligation of each of Timberland and Timberland Bank, enforceable against Timberland and Timberland Bank in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exception).  The Timberland Common Stock to be issued in the Merger have been validly authorized by the Board of Directors of Timberland and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Timberland will have any preemptive right or similar rights in respect thereof.

(b)            The execution and delivery of this Agreement by Timberland and Timberland Bank, the consummation of the Merger by Timberland Bank, and compliance by Timberland or Timberland Bank with the terms of this Agreement, will not (i) violate any provision of the Timberland Articles or Timberland Bylaws or the organization or governing documents of Timberland Bank, or (ii) assuming that the filings, notices, consents and approvals referred to in Section 4.4 are duly obtained and/or made, as applicable, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Timberland, Timberland Bank or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Timberland or Timberland Bank under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Timberland or Timberland Bank is a party, or by which either of them or any of their respective properties or assets may be bound.
4.4            Consents and Approvals.  Except for the filings, notices, consents and approvals referred to in Section 3.4 hereof, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Timberland or Timberland Bank of this Agreement or (ii) the consummation by Timberland Bank of the Merger.  As of the date hereof, neither Timberland or Timberland Bank is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.
4.5            Reports.  To the knowledge of Timberland and Timberland Bank, Timberland and Timberland Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Timberland and Timberland Bank, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Timberland and Timberland Bank, investigation into the business or operations of Timberland or Timberland Bank since January 1, 2014.  Except as set forth in Section 4.5 of the Timberland Disclosure Schedule, there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Timberland or Timberland Bank.
4.6            Financial Statements and Internal Controls.
(a)         The financial statements of Timberland and its Subsidiaries included (or incorporated by reference) in the Timberland Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Timberland and its Subsidiaries, (ii) fairly present in accordance with GAAP the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Timberland and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount and the absence of notes), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Timberland and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, reflect only actual transactions and there are no material misstatements, omissions, inaccuracies or discrepancies contained or reflected therein.  Delap LLP has not resigned (or informed Timberland that it intends to resign) or been dismissed as independent public accountants of Timberland as a result of or in connection with any disagreements with Timberland on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)            As of the date of this Agreement, neither Timberland nor any of its Subsidiaries has any liability, obligation or loss contingency of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that is required to be reflected or reserved against on a balance sheet (or notes thereto) prepared in accordance with GAAP, except for those liabilities, obligations or loss contingencies that are reflected or reserved against on the consolidated balance sheet of Timberland included in its Annual Report on Form 10-K for the annual period ended September 30, 2017 (including any notes thereto) and for liabilities, obligations or loss contingencies incurred in the ordinary course of business consistent with past practice since September 30, 2017, or in connection with this Agreement and the Merger.

(c)            The records, systems, controls, data and information of Timberland and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Timberland or its Subsidiaries or their accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Timberland.   Timberland (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Timberland, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of Timberland by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Timberland's outside auditors and the audit committee of Timberland's Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Timberland's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Timberland's internal controls over financial reporting.  These disclosures were made in writing by management to Timberland's auditors and audit committee.  There is no reason to believe that Timberland's outside auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)            Since January 1, 2014, (i) neither Timberland nor any of its Subsidiaries, nor, to the knowledge of Timberland, any director, officer, employee, auditor, accountant or representative of Timberland or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Timberland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Timberland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Timberland or any of its Subsidiaries, or other person, whether or not employed by Timberland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty, material violation of banking or other laws, or similar material violation by Timberland, or any of its Subsidiaries or any of their officers, directors, employees or agents to the Board of Directors or senior management of Timberland or any of its Subsidiaries or any committee thereof.

4.7            Absence of Certain Changes or Events.
(a)            Since September 30, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Timberland.

(b)            Since September 30, 2017 to the date of this Agreement, other than entering into this Agreement, in connection with this Agreement or the Merger, Timberland and Timberland Bank have carried on their respective businesses in all material respects in the ordinary course.

4.8            Legal Proceedings.
(a)            Neither Timberland nor Timberland Bank is a party to any, and there are no pending or, to Timberland's and Timberland Bank's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Timberland or Timberland Bank or any of their current or former directors or executive officers in their capacities as such that is reasonably likely to have a Material Adverse Effect on Timberland, or challenging the validity or propriety of the Merger.

(b)            There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application to banks and bank holding companies) imposed upon Timberland, Timberland Bank or the assets of Timberland or Timberland Bank (or that, upon consummation of the Merger would apply to the Surviving Bank or any of its affiliates).

4.9            Taxes and Tax Returns.  Each of Timberland and its Subsidiaries has duly and timely filed (including all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, except for jurisdictions where neither Timberland nor any of its Subsidiaries would have any material Tax Liability.  All such Tax Returns are true, correct, and complete in all material respects.  All material Taxes of Timberland and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Timberland and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither

Timberland nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.  The federal income Tax Returns of Timberland and its Subsidiaries for all years to and including the tax year ended September 30, 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Timberland nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax of Timberland or its Subsidiaries or the assets of Timberland or its Subsidiaries.  Timberland has made available to South Sound Bank true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Timberland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Timberland and its Subsidiaries).  Neither Timberland nor Timberland Bank has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Timberland nor Timberland Bank has participated in a "reportable or listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the applicable period specified in Code §897(c)(1)(A)(ii) has Timberland or Timberland Bank been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.10            Employees.
(a)            As used in this Agreement, the term "Timberland Benefit Plans" means all equity, incentive, deferred compensation, medical or life insurance, retirement, or other benefit plans, programs or arrangements with respect to which Timberland, Timberland Bank, or any trade or business of Timberland or Timberland Bank, whether or not incorporated, all of which together with Timberland would be deemed a "single employer" within the meaning of Section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of Section 414 of the Code (each, a "Timberland ERISA Affiliate"), that are currently available to employees joining Timberland or Timberland Bank or any Timberland ERISA Affiliate.

(b)         Each Timberland Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(c)         No Timberland Benefit Plan is subject to Title IV or Section 302 of ERISA.

(d)            All contributions required to be made to any Timberland Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Timberland Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Timberland.

(e)            There are no pending or, to the knowledge of Timberland and Timberland Bank, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Timberland's and Timberland Bank's knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Timberland Benefit Plan, any fiduciaries thereof with respect to their duties to a Timberland Benefit Plan or the assets of any trust under any Timberland Benefit Plan which could reasonably be expected to result in any material liability of Timberland or Timberland Bank to any Governmental Entity, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Timberland Benefit Plan, or any other party.

 (f)            There are no pending or, to Timberland's and Timberland Bank's knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Timberland or Timberland Bank, or any strikes or other labor disputes against Timberland or Timberland Bank.  Neither Timberland nor Timberland Bank is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Timberland or Timberland Bank and, to the knowledge of Timberland and Timberland Bank, there are no organizing efforts by any union or other group seeking to represent any employees of Timberland or Timberland Bank.

4.11            SEC Reports.  Timberland has previously made available to South Sound Bank an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2016 and prior to the date hereof by Timberland pursuant to the Securities Act or the Exchange Act (the "Timberland Reports") and (b) communication mailed by Timberland to its shareholders since January 1, 2016 and prior to the date hereof, and no such Timberland Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  All Timberland Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Timberland has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Timberland Reports.

4.12            Compliance with Applicable Law.  Timberland and Timberland Bank hold, and have at all times since January 1, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and to the knowledge of Timberland and Timberland Bank, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Timberland and Timberland Bank have complied in all material respects with, and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Timberland or Timberland Bank, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Timberland Bank has a Community Reinvestment Act rating of "satisfactory" or better.  Without limitation, none of Timberland, or Timberland Bank, or to the knowledge of Timberland or Timberland Bank, any director, officer, employee, agent or other person acting on behalf of Timberland or Timberland Bank has, directly or indirectly, (i) used any funds of Timberland or Timberland Bank for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Timberland or Timberland Bank, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Timberland or Timberland Bank, (v) made any fraudulent entry on the books or records of Timberland or Timberland Bank, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Timberland or  Timberland Bank, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Timberland or Timberland Bank, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the Treasury.

4.13            Agreements with Regulatory Agencies.  Except as set forth in Section 4.13 of the Timberland Disclosure Schedule, neither Timberland nor Timberland Bank is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Timberland Disclosure Schedule, a "Timberland Regulatory Agreement"), nor has Timberland or Timberland Bank been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Timberland Regulatory Agreement.

4.14            Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Timberland, Timberland Bank or for the account of a customer of Timberland or Timberland Bank, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and as of the  date hereof (assuming due authorization, execution and delivery by the applicable counterparty) are legal, valid and binding obligations of Timberland or Timberland Bank enforceable in accordance with their terms (except as may be limited by the Enforceability Exception), and are in full force and effect.  Timberland and Timberland Bank have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Timberland's and Timberland Bank's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15            Environmental Matters.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland, Timberland and Timberland Bank are in compliance, and have complied, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Timberland and Timberland Bank, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Timberland or Timberland Bank of any material liability or obligation arising under any Environmental Law, pending or threatened against Timberland or Timberland Bank.  To the knowledge of Timberland and Timberland Bank, there is no reasonable basis for any such proceeding, claim, action or governmental investigation.  Neither Timberland nor Timberland Bank is subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with Governmental Entity or third party imposing any liability or obligation with respect to the foregoing.
4.16            Investment Securities and Commodities.
(a)         Each of Timberland and Timberland Bank has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Timberland or Timberland Bank.  Such securities and commodities are valued on the books of Timberland in accordance with GAAP.

(b)            Timberland and Timberland Bank and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Timberland and Timberland Bank believe are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, Timberland and Timberland Bank have made available to South Sound Bank the material terms of such policies, practices and procedures.

4.17            Title.  Timberland or Timberland Bank (a) has good and marketable title to all the real property reflected in the most recent audited balance sheet included in the Timberland Reports as being owned by Timberland or Timberland Bank or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Timberland Owned Properties"), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the most recent audited financial statements included in such Timberland Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Timberland Leased Properties" and, collectively with the Timberland Owned Properties, the "Timberland Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Timberland's or Timberland Bank's knowledge, the lessor.  There are no pending or, to the knowledge of Timberland and Timberland Bank, threatened condemnation proceedings against any Timberland Real Property. Timberland or Timberland Bank has good and marketable title to the other assets reflected in the most recent audited balance sheet included in the Timberland Reports as being owned by Timberland or Timberland Bank or acquired after the date hereof (except assets sold or disposed of  since the date thereof), free and clear of any Liens other than (x) Permitted Encumbrances, (y) Monetary Liens reflected on such balance sheet or the notes thereto and (z) Monetary Liens, if any, with respect to assets acquired after the date of such balance sheet.

4.18             Intellectual Property.

(a)            Each of Timberland and Timberland Bank owns or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland: (i) (A)  the use of any Intellectual Property by Timberland and Timberland Bank does not infringe, misappropriate or otherwise violate the rights of any person or entity and is in accordance with any applicable license pursuant to which Timberland or Timberland Bank acquired the right to use any Intellectual Property and (B) no person or entity has asserted in writing to Timberland or Timberland Bank that Timberland or Timberland Bank has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person or entity, (ii)  no person or entity is challenging, infringing on or otherwise violating any right of Timberland or Timberland Bank with respect to any Intellectual Property owned by and/or licensed to Timberland or Timberland Bank, and (iii) neither Timberland nor Timberland Bank has received any written notice of any pending claim with respect to any Intellectual Property owned by Timberland or Timberland Bank, and Timberland and Timberland Bank have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Timberland and Timberland Bank.

(b)            To the knowledge of Timberland and Timberland Bank, their IT Assets operate and perform as required by Timberland and Timberland Bank in connection with their respective businesses, and have not malfunctioned or failed within the past three (3) years.  To the knowledge of Timberland and Timberland Bank, their IT Assets do not contain any "time bombs", "Trojan horses", "back doors", "trap doors", "worms", viruses, bugs, faults or other devices or effects that (i) enable or assist any person to access without authorization their IT Assets or (ii) otherwise adversely affect the functionality of their IT Assets.  To the knowledge of Timberland and Timberland Bank, no person has gained unauthorized access to their IT Assets.  To the knowledge of Timberland and Timberland Bank, they maintain and utilize their IT Assets in accordance with all applicable licenses, agreements and other contracts.  Timberland and Timberland Bank have implemented and maintain reasonable backup, security and disaster recovery technology.  Timberland and Timberland Bank take reasonable measures, which are to the knowledge of Timberland and Timberland Bank, adequate to comply with all applicable law and their respective contractual and privacy commitments, to protect the confidentiality of customer financial and other data.

4.19            Reorganization.  Neither Timberland nor Timberland Bank has taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

4.20            Timberland Information.  The information relating to Timberland and its Subsidiaries to be contained in the Proxy Statement and the Form S-4, and the information relating to Timberland and its Subsidiaries that is provided by Timberland or its representatives for inclusion in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, and will comply in all materials respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder  The Form S-4 (except for such portions thereof that relate only to South Sound Bank) will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.21            Loan Portfolio.
(a)         As of the date hereof, except as set forth in Section 4.21(a) of the Timberland Disclosure Schedule, neither Timberland nor Timberland Bank is a party to any Loan in which Timberland or Timberland Bank is a creditor which, as of March 31, 2018, was over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.21(a) of the Timberland Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Timberland and Timberland Bank that, as of March 31, 2018, were classified by Timberland or Timberland Bank as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," or words of similar import, together with the principal amount of each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of such Loans by category of Loan (e.g., commercial, consumer, etc.), and (B) each asset of Timberland or Timberland Bank that, as of March 31, 2018, was classified as "Other Real Estate Owned" and the book value thereof.

(b)            To Timberland's and Timberland Bank's knowledge, each Loan of Timberland and Timberland Bank (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Timberland or Timberland Bank as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exception.

(c)            To the knowledge of Timberland and Timberland Bank, each outstanding Loan originated, administered and/or serviced by Timberland or Timberland Bank was originated, administered and/or serviced, by Timberland or Timberland Bank, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Timberland or Timberland Bank and with all applicable federal, state and local laws, regulations and rules.

(d)            None of the agreements pursuant to which Timberland or Timberland Bank has sold Loans or pools of Loans or participations in Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)            There are no outstanding Loans made by Timberland or Timberland Bank to any "executive officer" or other "insider" (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Timberland or Timberland Bank, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)            Neither Timberland nor Timberland Bank is now nor has it been since January 1, 2014 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.22            Insurance.  Except as would not reasonably be expected to have a Material Adverse Effect on Timberland, (a) Timberland and Timberland Bank are insured with reputable insurers against such risks and in such amounts as the managements of Timberland and Timberland Bank reasonably have determined to be prudent and consistent with industry practice, and Timberland and Timberland Bank are in compliance with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Timberland and Timberland Bank, Timberland or Timberland Bank is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1            South Sound Bank Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of Timberland and Timberland Bank, during the period from the date of this Agreement to the Effective Time, South Sound Bank shall, (a) conduct its business in the ordinary course consistent with past practice, (b) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of South Sound Bank, Timberland, or Timberland Bank, to obtain any Requisite Regulatory Approvals (as defined in Section 7.1(e)) or to consummate the Merger.
5.2            South Sound Bank Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, or as required by applicable law or a Governmental Entity, South Sound Bank shall not, without the prior written consent of Timberland and Timberland Bank (which shall not be unreasonably withheld or delayed with respect to subsections (g), (l) (m),(n) or (r)):
(a)            Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of its capital stock or any warrants, options, other equity-based awards, convertible securities or other similar arrangements; or commitment to acquire any shares of the capital stock.
(b)            Other Securities. Issue any other capital securities, including trust preferred or other similar securities, indebtedness with voting rights, or other securities, debentures or subordinated notes.
(c)            Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on its capital stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)            Compensation; Employment, Etc. (i) Enter into, modify, amend, renew or terminate any employment, consulting, severance, change in control, or similar agreement or arrangement with any director, officer, employee or service provider of South Sound Bank, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments) other than (A) at will agreements, (B) normal individual increases in salary to rank and file employees, (C) incentive bonuses to employees as described and set forth in Section 5.2(d) of the South Sound Bank Disclosure Schedule, and (D) severance in accordance with past practices; (ii) hire any new officers; (iii) promote any employee to a rank of vice president or a more senior position; or (iv) pay expenses of more than ten thousand dollars ($10,000), in the aggregate, for employees and directors to attend conventions, training programs, or similar meetings after the date hereof.
(e)            Benefit Plans.  Enter into, establish, adopt, modify, amend, renew, or terminate any South Sound Bank Benefit Plan, or take any action to accelerate the vesting of benefits payable thereunder, or make or accrue any additional contribution to the South Sound Bank ESOP (as defined in Section 6.5(c)) or to any nonqualified deferred compensation plan or arrangement.
(f)            Dispositions. Sell, transfer, mortgage, lease or encumber any of its assets or properties except in the ordinary course of business consistent with past practice, and in the case of a sale or transfer, at fair value; or sell or transfer any portion of its deposit liabilities.
(g)            Certain Agreements, Leases or Licenses. Enter into, modify, amend or renew any data processing contract, service provider agreement, or any lease, license or maintenance agreement relating to real or personal property, Intellectual Property or IT Assets other than the annual renewal of an agreement that is necessary to operate its business in the ordinary course consistent with past practice; or permit to lapse its rights in any material Intellectual Property or IT Assets.
(h)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts contracted prior to the date hereof in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any person or entity.
(i)            Loans, Loan Participations and Servicing Rights. Sell or acquire any Loans (excluding originations) or Loan participations, except in the ordinary course of business consistent with past practice; or sell or acquire any servicing rights.
(j)            Governing Documents. Amend its organizational documents (or similar governing documents).

(k)            Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or any Governmental Entity.
(l)            Contracts. Enter into or terminate any South Sound Bank Contract or amend or modify in any material respect or renew any existing South Sound Bank Contract.
(m)            Claims. Except in the ordinary course of business consistent with past practice and involving an amount not in excess of ten thousand dollars ($10,000) (exclusive of any amounts paid directly or reimbursed to South Sound Bank under any insurance policy maintained by South Sound Bank), settle any claim, action or proceeding against it. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims, which in the aggregate, could reasonably be determined to be material to South Sound Bank.
(n)            Foreclose. Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon; provided, however, that South Sound Bank shall not be required to obtain such a report with respect to one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains Hazardous Substances or might be in violation of or require remediation under Environmental Laws.
(o)            Deposit Taking and Other Bank Activities.  (i) Voluntarily make any material changes in or to its deposit mix; (ii) increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in a manner and pursuant to policies consistent with past practice and competitive factors in the marketplace; (iii) incur any liability or obligation relating to retail banking and branch merchandising, marketing and advertising activities and initiatives except in the ordinary course of business consistent with past practice; (iv) open any new branch or deposit taking facility; or (v) close or relocate any existing branch or other facility.
(p)            Investments. Enter into any securities transactions for its own account or purchase or otherwise acquire any investment security for its own account other than investment securities with an "AA" rating or better with a projected average life of less than two (2) years in the ordinary course of business consistent with past practice; enter into or acquire any derivatives contract or structured note; or enter into any new, or modify, amend or extend the terms of any existing contracts relating to the purchase or sale of financial or other futures, or any put or call option relating to cash, securities or commodities or any interest rate swap agreements or other agreements relating to the hedging of interest rate risk.
(q)            Capital Expenditures. Purchase or lease any fixed assets where the amount paid or committed thereof is in excess of twenty-five thousand dollars ($25,000) individually or fifty thousand dollars ($50,000) in the aggregate, except for emergency repairs or replacements.
(r)            Lending. (i) Make any material changes in its policies concerning Loan underwriting or which classes of persons may approve Loans or approve exceptions to Loan policies in effect during calendar year 2017; or (ii) make, renew, modify or extend any Loans or extensions of credit except in the ordinary course of business consistent with past practice and South Sound Bank's existing lending policies as of the date of this Agreement, provided that (a) any unsecured Loan or extension of credit in excess of seventy five thousand dollars ($75,000), (b) any secured Loan or extension of credit in excess of five hundred thousand dollars ($500,000) and (c) any Loan or extension of credit that would result in South Sound Bank's aggregate direct or indirect exposure to the borrowing relationship exceeding seven hundred fifty thousand dollars ($750,000) shall require the prior consent of the Chief Credit Officer of Timberland Bank or his or her designee, which approval or rejection shall be given in writing within two (2) business days after the Loan package is delivered to such individual.

(s)            Joint Ventures and Real Estate Development Operations. Engage in any new joint venture, partnership or similar activity; make any new or additional investment in any existing joint venture or partnership; or engage in any new real estate development or construction activity.
(t)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of South Sound Bank's representations and warranties set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained therein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(u)            Risk Management. Except as required by applicable law or regulation, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(v)            Indebtedness and Guaranties. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice with a term not in excess of one year; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other person or entity, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Section 5.2(r).
(w)            Liens. Subject any of its assets or properties to any Lien (other than in connection with securing advances, repurchase agreements and other borrowings from the FHLB and the Federal Reserve Bank of San Francisco and transactions in "federal funds").
(x)            Charitable Contributions. Make any charitable or similar contributions, except in amounts not to exceed one thousand dollars ($1,000) individually, and ten thousand dollars ($10,000) in the aggregate.
(y)            New Lines of Business. Develop, market or implement any new line of business.
(z)            Tax Matters. Make, change or revoke any tax election, file any amended Tax Return, enter into any Tax closing agreement, or settle or agree to compromise any liability with respect to disputed Taxes.
(aa)            Performance of Obligations. Take any action that is likely to materially impair South Sound Bank's ability to perform any of its obligations under this Agreement.
(bb)            Commitments. Agree or commit to do any of the foregoing.
5.3            Timberland and Timberland Bank Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law or a Governmental Entity, or with the prior written consent of South Sound Bank, during the period from the date of this Agreement to the Effective Time, each of Timberland and Timberland Bank shall (a) use commercially reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of South Sound Bank, Timberland or Timberland Bank to obtain any Requisite Regulatory Approvals or to consummate the Merger.
5.4            Timberland and Timberland Bank Forbearances. Except as expressly permitted or contemplated by this Agreement, or as required by applicable law or a Governmental Entity, or with the prior written consent of South Sound Bank during the period from the date of this Agreement to the Effective Time, Timberland and Timberland Bank shall not:
(a)            Governing Documents.  In the case of Timberland, amend the Timberland Articles or Timberland Bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of South Sound Bank Common Stock (upon their receipt of Timberland Common Stock in the Merger).
(b)            Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) the Merger failing to qualify as a "reorganization" under Section 368(a) of the Code; (ii) any of representations and warranties of Timberland and Timberland Bank set forth in this Agreement being or becoming untrue in any material respect (disregarding any materiality qualifications contained herein); (iii) any of the conditions set forth in Article VII not being satisfied; or (iv) a violation of any provision of this Agreement.
(c)            Performance Obligations. Take any action that is likely to materially impair Timberland's or Timberland Bank's ability to perform any of its obligations under this Agreement.
(d)            Commitments. Agree or commit to do any of the foregoing.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            As promptly as practicable following the date of this Agreement, Timberland shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement, which will be prepared jointly by Timberland and South Sound Bank, will be included. Each of Timberland and South Sound Bank shall use its commercially reasonable best efforts to respond as promptly as practicable to any written or oral comments from the SEC or its staff with respect to the Form S-4 or any related matters. Each of South Sound Bank and Timberland shall use its commercially reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness for as long as necessary to consummate the Merger and issue the Timberland Common Stock in connection with the Merger. Upon the Form S-4 being declared effective, South Sound Bank shall thereafter mail or deliver the Proxy Statement to its shareholders. Timberland shall also use its commercially reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the Merger, and South Sound Bank shall furnish all information concerning South Sound Bank and the holders of South Sound Bank Common Stock as may be reasonably requested in connection with any such action. If at any time prior to the Effective Time any event occurs or information relating to South Sound Bank or Timberland, or any of their respective affiliates, directors or officers, should be discovered by South Sound Bank or Timberland that should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to South Sound Bank's shareholders.
(b)            In addition to their obligations pursuant to Section 6.1(a), South Sound Bank and Timberland shall make all necessary filings with respect to the Merger and the issuance of Timberland Common Stock in connection therewith under the Securities Act, the Exchange Act and applicable foreign or state securities or "Blue Sky" laws and regulations promulgated thereunder and provide each other with copies of any such filings. Timberland and South Sound Bank shall advise the other party, promptly after receipt of notice thereof, of (and provide copies of any notices or communications with respect to) the time of the effectiveness of the Form S-4, the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto, the suspension of the qualification of Timberland Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC or its staff for amendment to the Proxy Statement or the Form S-4, comments thereon from the SEC's staff and each party's responses thereto or request of the SEC or its staff for additional information. No amendment or supplement to the Proxy Statement or the Form S-4 shall be filed without the approval of each of South Sound Bank and Timberland, which approval shall not be unreasonably withheld, delayed or conditioned.
(c)            Subject to the terms and conditions set forth in this Agreement, Timberland, Timberland Bank and South Sound Bank shall use commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the satisfaction of the conditions precedent to the obligations of South Sound Bank (in the case of Timberland and Timberland Bank ) or Timberland and Timberland Bank (in the case of South Sound Bank) to the Merger, (ii) the obtaining of all necessary consents or waivers from third parties, (iii) the obtaining of all necessary actions or no-actions, expirations or terminations of waiting periods under antitrust laws, waivers, consents, authorizations, permits, orders and approvals from, or any exemption by, any Governmental Entities and the taking of all commercially reasonable steps as may be necessary to obtain expirations or terminations of waiting periods under antitrust laws, an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Parties shall cooperate with each other and use their respective commercially reasonable best efforts to promptly prepare and file, all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities that are necessary or advisable to consummate the Merger, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties, Regulatory Agencies or other Governmental Entities. In furtherance (but not in limitation) of the foregoing, Timberland and Timberland Bank shall use commercially reasonable best efforts to file any required applications, notices or other filings with the DFI and FDIC within forty-five (45) days after the date hereof. South Sound Bank, on the one hand, and Timberland and Timberland Bank, on the other hand, shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to South Sound Bank or Timberland and Timberland Bank, as the case may be, that appear in any filing made with, or written materials submitted to, any third party, Regulatory Agency or other Governmental Entity in connection with the Merger. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties, Regulatory Agencies and other Governmental Entities necessary or advisable to consummate the Merger and each party will keep the other apprised of the status of matters relating to completion of the Merger.
(d)            Each of Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, shall, upon request, furnish to the other all information concerning itself, its affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Timberland, Timberland Bank or South Sound Bank to any Regulatory Agency or other Governmental Entity in connection with the Merger.

(e)            Each of Timberland Bank and South Sound Bank shall promptly advise the other upon receiving any communication from any Regulatory Agency or other Governmental Entity the consent or approval of which is required for consummation of the Merger that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed, or that any such approval may contain an Unduly Burdensome Condition (as defined in Section 7.1(e)).
6.2            Access to Information; Current Information.
(a)            Upon reasonable notice and subject to applicable laws, Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement shall, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, IT Assets, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations of South Sound Bank and Timberland Bank generally, and, during such period, each party shall, make available to the other party, all other information concerning its business, properties and personnel as such other party may reasonably request.  South Sound Bank shall also provide the officers of Timberland and/or Timberland Bank with access to the lending personnel of South Sound Bank relating to post Merger duties, responsibilities and potential contractual arrangements to be effective on or after the Effective Time.  None of Timberland, Timberland Bank or South Sound Bank shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party's customers, jeopardize the attorney-client privilege of such party or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The Parties will use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            South Sound Bank shall permit Timberland, Timberland Bank, and/or an environmental consulting firm selected by Timberland or Timberland Bank, at the sole expense of Timberland or Timberland Bank, to conduct such phase I and/or phase II environmental audits, studies and tests on real property currently or formerly owned, leased or operated by South Sound Bank. In the event any subsurface or phase II site assessments are conducted (which assessments shall be at Timberland's and Timberland Bank's sole expense), Timberland and Timberland Bank shall indemnify South Sound Bank for all costs and expenses associated with returning the property to its previous condition.
(c)            Subject to applicable law and regulations, during the period from the date hereof to the Effective Time, South Sound Bank shall, upon the request of Timberland or Timberland Bank, cause one or more of its designated officers to confer on a monthly basis (or more frequently if necessary) with officers of Timberland or Timberland Bank regarding the financial condition, operations and business of South Sound Bank and matters relating to the completion of the Merger. South Sound Bank shall also provide the Chief Credit Officer of Timberland Bank or his or her designee with all materials provided to members of South Sound Bank's loan (or similar) committee promptly following the meeting of such committee. As soon as reasonably available, but in no event more than five (5) business days after filing, South Sound Bank will deliver to Timberland or Timberland Bank all reports filed by it with any Regulatory Agency or other Governmental Entity subsequent to the date hereof including all South Sound Bank Call Reports and regulatory information filed with the FDIC and the DFI. South Sound Bank will also deliver to Timberland or Timberland Bank as soon as practicable all quarterly and annual financial statements of South Sound Bank prepared with respect to periods ending on or after December 31, 2017. As soon as practicable after the end of each month, South Sound Bank will deliver to Timberland or

Timberland Bank in electronic form (i) the monthly deposit and loan trial balances of South Sound Bank, (ii) the monthly analysis of South Sound Bank's investment portfolio, (iii) monthly balance sheet and income statement of South Sound Bank, and (iv) to the extent available, an update of all of the information set forth in Section 3.25(a) of the South Sound Bank Disclosure Schedule for the then current period.
(d)            During the period from the date hereof to the Effective Time, South Sound Bank shall provide Timberland or Timberland Bank with board or committee packages and minutes of meetings of the board of directors or committees thereof of South Sound Bank promptly following any board or committee meeting; provided however, that the board and committee packages and minutes provided to Timberland or Timberland Bank may exclude (i) any materials relating to the Merger or an Acquisition Proposal (as defined in Section 6.8(e)), (ii) any materials if the disclosure of such materials to Timberland or Timberland Bank would or could reasonably be expected to result in a violation of applicable law, regulation or orders, decrees or determinations of a Government Entity, or (iii) any materials that are otherwise reasonably deemed by the South Sound Bank Board of Directors to be confidential.
(e)            All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties as of October 31, 2017 (the "Confidentiality Agreement").
(f)            No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.
6.3            Shareholder Meeting. South Sound Bank shall, and shall cause its Board of Directors to, (i) take all action in accordance with the securities laws, the laws of the State of Washington, the South Sound Bank Articles and the South Sound Bank Bylaws necessary to (A) call and give notice of a special meeting of its shareholders (the "South Sound Bank Shareholder Meeting") for the purpose of seeking the South Sound Bank Shareholder Approval within ten (10) business days following the date the Form S-4 is declared effective under the Securities Act and (B) schedule the South Sound Bank Shareholder Meeting to take place on a date that is within forty (40) days after the notice date; (ii) subject to Section 6.8, use its commercially reasonable best efforts to (x) cause the South Sound Bank Shareholder Meeting to be convened and held on the scheduled date and (y) obtain the South Sound Bank Shareholder Approval; and (iii) subject to Section 6.8, include in the Proxy Statement the recommendation that the South Sound Bank shareholders approve this Agreement and the Merger (the "South Sound Bank Board Recommendation"). Notwithstanding anything to the contrary contained in this Agreement, South Sound Bank shall not be required to hold the South Sound Bank Shareholder Meeting if this Agreement is terminated pursuant to Section 8.1 prior to the scheduled time of the South Sound Bank Shareholder Meeting.
6.4            Reservation of Common Stock; Nasdaq Listing.
(a)            Timberland agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Timberland Common Stock to fulfill its obligations under this Agreement.
(b)              Timberland shall use its commercially reasonable best efforts to cause the shares of Timberland Common Stock to be issued to the holders of South Sound Bank Common Stock in the Merger to be authorized for listing on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.5            Employee Matters.
(a)            Following the Effective Time, Timberland Bank shall maintain or cause to be maintained employee benefit plans for the benefit of continuing employees of South Sound Bank ("Covered Employees") that provide employee benefits which are substantially comparable to the employee benefits that are made available on a uniform and non-discriminatory basis to similarly situated employees of Timberland Bank provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Timberland Bank: and (ii) until such time as Timberland Bank shall cause Covered Employees to participate in the benefit plans that are made available on a uniform and non-discriminatory basis to similarly situated employees of Timberland Bank, a Covered Employee's continued participation in employee benefit plans of South Sound Bank that are continued by Timberland Bank shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in employee benefits of Timberland Bank may commence at different times with respect to each applicable plan or program).
(b)            To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan of Timberland Bank, Timberland Bank shall cause such plan to (i) recognize years of prior service from the date of most recent hire of such Covered Employee with South Sound Bank, for purposes of eligibility, participation, and vesting but not for the purposes of benefit accruals, but only to the extent that such service was recognized immediately prior to the Effective Time under a comparable South Sound Bank Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not operate to duplicate any benefits of a Covered Employee with respect to the same period of service; (ii) with respect to an employee benefit plan of Timberland Bank that is a health, dental, vision plan or other similar plan in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Timberland Bank shall use its commercially reasonable best efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Timberland Bank plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the South Sound Bank Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) recognize any health, dental, vision or other similar expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) for purposes of vacation or paid time off ("PTO") benefits, service accrued with South Sound Bank from the most recent hire date with South Sound Bank shall be credited for determining a Covered Employee's eligibility and length of vacation or PTO under the Timberland Bank vacation or PTO plan, and any vacation or PTO taken prior to the Closing Date (or such later date when PTO plans or programs are integrated) shall be subtracted under the Timberland Bank plan from the Covered Employee's vacation or PTO entitlement for the calendar year in which the Closing Date occurs.
(c)        Prior to the Effective Time, South Sound Bank shall take, and cause its Subsidiaries to take, all actions necessary or appropriate to cause the South Sound Bank Employee Stock Ownership Plan and Trust (the "South Sound Bank ESOP") to be terminated immediately prior to the Effective Time.   Upon termination of the South Sound Bank ESOP, all affected participants shall become fully vested in their accounts under the South Sound Bank ESOP determined in accordance with the terms of the South Sound Bank ESOP and applicable law. Within sixty days after the date hereof, South Sound Bank shall make a determination letter submission to the IRS, in order to obtain a favorable determination letter from the IRS that the termination of the South Sound Bank ESOP does not adversely affect the tax-qualified status of the South Sound Bank ESOP under Section 401(a) of the Code (the "Final Determination Letter"). As soon as practicable after receipt of such Final Determination Letter, distribution of benefits under the South Sound Bank ESOP shall be made to the South Sound Bank ESOP participants in compliance with the terms of the South Sound Bank ESOP and the Final Determination Letter.

(d)            Prior to the Effective Time, South Sound Bank shall take all actions reasonably requested by Timberland or Timberland Bank that may be necessary or appropriate to (i) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any South Sound Bank Benefit Plan for such period as may be requested by Timberland or Timberland Bank, (ii) facilitate the merger of any South Sound Bank Benefit Plan into any employee benefit plan maintained by Timberland and/or Timberland Bank, and/or (iii) amend or terminate one or more South Sound Bank Benefit Plans (to the extent permitted by the terms thereof and Section 409A of the Code) immediately prior to the Effective Time. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 6.5(d) shall be subject to Timberland's or Timberland Bank's prior review and approval, which shall not be unreasonably withheld.
(e)            Timberland Bank agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, any full time Covered Employee who is terminated by Timberland Bank without cause during such one-year period and who is not otherwise subject to an employment agreement, change in control agreement, or severance agreement benefits will be provided with severance benefits as described in Section 6.5(e) of the Timberland Disclosure Schedule.

(f)            At the Effective Time, Timberland Bank shall assume and honor the employment agreements between South Sound Bank and each of Daniel D. Yerrington and Steven C. Hanson (each such employment agreement being evidenced by an amended employment agreement dated January 10, 2000, as amended by a first amendment to the amended employment agreement dated April 14, 2017), subject to the receipt by Timberland Bank prior to the Effective Time of a written release executed by the employees to the employment agreements fully releasing South Sound Bank and its successors in interest from any claims, demands or causes of action relating to any non-compliance of the employment agreements with Section 409A of the Code.

(g)            At the Effective Time, Timberland Bank shall assume and honor the obligations of South Sound Bank under the South Sound Bank Nonqualified Deferred Compensation Plan #1Adoption Agreement effective January 1, 2008 for the benefit of Daniel D. Yerrington and the South Sound Bank Nonqualified Deferred Compensation Plan #2 Adoption Agreement effective January 1, 2008 for the benefit Steven C. Hanson, subject to South Sound Bank taking all necessary action to freeze all benefits thereunder to the account balances of the above named participants as of the date hereof, which account balances are fully reflected as a liability on the most recent balance sheet included in the South Sound Bank Financial Statement.

(h)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of South Sound Bank any right to continue in the employ or service of the South Sound Bank or Timberland Bank as the Surviving Bank in the Merger, or shall interfere with or restrict in any way the rights of South Sound Bank or the Surviving Bank to discharge or terminate the services of any employee, officer, director or consultant of South Sound Bank or a Covered Employee at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to alter or limit the ability of the Surviving Bank to amend, modify or terminate any particular South Sound Bank Benefit Plan, or any employee benefit plan, program, or arrangement of Surviving Bank after the Effective Time.  Without limiting the generality of the final sentence of Section 9.9, nothing in this Section 6.5, express or implied, is intended to or shall confer upon any third party, including without limitation any current or former employee, officer, director or consultant of South Sound Bank, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.5.

(i)            In the event that any disqualified individual of South Sound Bank receives any payments, benefits or acceleration of vesting (the "Total Payments") in connection with the Merger that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then South Sound Bank will take all steps necessary to ensure that the Total Payments will be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.

6.6            Officers' and Directors' Tail Insurance.
(a)            South Sound Bank shall purchase, prior to the Effective Time, a prepaid "tail" policy providing single limit equivalent coverage to its current officers' and directors' liability insurance with respect to actions, omissions, events, matters and circumstances occurring prior to the Effective Time for a period of up to six (6) years following the Effective Time for a premium cost not to exceed 200% of the annual premium for its current insurance coverage.  If such prepaid "tail" policy has been obtained by South Sound Bank prior to the Effective Time, Timberland Bank shall cause such policy to be maintained in full force and effect for its full term, and shall cause all obligations thereunder to be honored by the Surviving Bank and no other party shall have any further obligation to purchase or pay for insurance hereunder.  The officers and directors of South Sound Bank may be required to make application and provide customary representations and warranties to South Sound Bank's insurance carrier for the purpose of obtaining such insurance.
(b)            For the duration of the tail policy period, Timberland Bank shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, a director or officer of South Sound Bank (each, a "South Sound Bank Indemnified Party") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Timberland Bank, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which a South Sound Bank Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of South Sound Bank if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the organizational documents of South Sound Bank, subject to any limitations imposed by law or Governmental Entities.
(c)            In connection with the indemnification provided pursuant to Section 6.6(b), Timberland Bank (i) will advance expenses, promptly after statements therefor are received, to each South Sound Bank Indemnified Party to the fullest extent permitted by law and Governmental Entities (provided the individual to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such individual is not entitled to indemnification), including the payment of the fees and expenses of one counsel with respect to a matter, and one local counsel in each applicable jurisdiction, if necessary or appropriate, selected by such South Sound Bank Indemnified Party or multiple South Sound Bank Indemnified Parties, it being understood that they collectively shall only be entitled to one counsel and one local counsel in each applicable jurisdiction where necessary or appropriate (unless a conflict shall exist between them in which case they may retain separate counsel), all such counsel shall be reasonably satisfactory to Timberland Bank and (ii) will cooperate in the defense of any such matter.

(d)            This Section 6.6 shall survive the Effective Time, is intended to benefit each South Sound Bank Indemnified Party (each of whom shall be entitled to enforce this Section against Timberland ), and shall be binding on all successors and assigns of Timberland Bank.
(e)            In the event Timberland Bank or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to one or more other persons or entities, then, and in each such case, proper provision shall be made so that the successors and assigns of Timberland Bank assume the obligations set forth in this Section 6.6.
6.7            Exemption from Liability Under Section 16(b). Each of the Board of Directors of Timberland and South Sound Bank or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) shall adopt a resolution in advance of the Effective Time providing that the receipt by South Sound Bank Insiders of Timberland Common Stock pursuant to the Merger is intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act. As used herein, the term "South Sound Bank Insiders" means those officers and directors of South Sound Bank who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as insiders of Timberland in conjunction with the Merger.
6.8            No Solicitation.
(a)            South Sound Bank agrees that, except as expressly permitted by Section 6.8(b), from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, it will not, and will cause its officers, directors, and employees (the "South Sound Bank Individuals") not to, and will use its commercially reasonable best efforts to cause South Sound Bank's agents, advisors and controlled affiliates, accountants, legal counsel, and financial advisors (the "South Sound Bank Representatives") not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any discussions or negotiations concerning, or provide any confidential or nonpublic information or data concerning its business, properties or assets ("South Sound Bank Confidential Information") to, or have any discussions with, any person or entity relating to, any Acquisition Proposal. South Sound Bank will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons or entities other than Timberland and/or Timberland Bank with respect to any Acquisition Proposal and will use its commercially reasonable best efforts, subject to applicable law, to enforce any confidentiality or similar agreement relating to such an Acquisition Proposal.
(b)            Notwithstanding anything to the contrary in Section 6.8(a), at any time from the date of this Agreement and prior to obtaining the South Sound Bank Shareholder Approval, in the event South Sound Bank receives an unsolicited Acquisition Proposal and the Board of Directors of South Sound Bank determines in good faith that such Acquisition Proposal may constitute a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal, South Sound Bank may, and may permit the South Sound Bank Individuals and the South Sound Bank Representatives to, (i) negotiate the terms of, and enter into, a confidentiality agreement with terms and conditions no less favorable to South Sound Bank than the Confidentiality Agreement (an "Acceptable Confidentiality Agreement"), (ii) furnish or cause to be furnished South Sound Bank Confidential Information to the person or entity making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement,  and (iii) negotiate and participate in such negotiations or discussions with the person or entity making such Acquisition Proposal concerning such Acquisition Proposal, if the Board of Directors of South Sound Bank determines in good faith (following consultation with counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law.

(c)            The Board of Directors of South Sound Bank shall not (nor shall any committee thereof) withdraw or modify, in a manner adverse to Timberland or Timberland Bank, the South Sound Bank Board Recommendation or make or cause to be made any third party or public communication proposing or announcing an intention to withdraw or modify in any manner adverse to Timberland or Timberland Bank the South Sound Bank Board Recommendation (any such action, a "Change in Recommendation"). Notwithstanding the foregoing, the Board of Directors of South Sound Bank (including any committee thereof) may, at any time prior to obtaining the South Sound Bank Shareholder Approval, effect a Change in Recommendation in response to a bona fide written unsolicited Acquisition Proposal made after the date of this Agreement that the Board of Directors of South Sound Bank determines in good faith (after consultation with South Sound Bank's outside legal counsel) constitutes a Superior Proposal; provided, however, that the Board of Directors of South Sound Bank may not make a Change in Recommendation, or terminate this Agreement pursuant to Section 8.1(f), with respect to an Acquisition Proposal until it has given Timberland at least four (4) business days, following Timberland's initial receipt of written notice that the Board of Directors of South Sound Bank has determined that such Acquisition Proposal is a Superior Proposal and the reasons therefor, to respond to any such Acquisition Proposal and, taking into account any amendment or modification to this Agreement proposed by Timberland, the Board of Directors of South Sound Bank determines in good faith (after consultation with counsel) that such Acquisition Proposal continues to constitute a Superior Proposal.
(d)            South Sound Bank will promptly (and in any event within two (2) business days) advise Timberland in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person or entity making such Acquisition Proposal), and will keep Timberland apprised of any related developments, discussions and negotiations (including the terms and conditions, whether written or oral, of the Acquisition Proposal) on a current basis.
(e)            As used in this Agreement, the following terms have the meanings set forth below:
"Acquisition Proposal" means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving South Sound Bank or any proposal or offer to acquire in any manner more than 20% of the voting power in, or more than 20% of the fair market value of the business, assets or deposits of, South Sound Bank, other than the Merger.
"Superior Proposal" means a written Acquisition Proposal that the Board of Directors of South Sound Bank concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger, (i) after receiving the advice of its financial advisors (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, however, that for purposes of the definition of "Superior Proposal," the references to "more than 20%" in the definition of Acquisition Proposal shall be deemed to be references to "a majority".
6.9            Notification of Certain Matters. Each of the Parties shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to South Sound Bank or Timberland, as the case may be or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein. Each of South Sound Bank, on the one hand, and Timberland and Timberland Bank, on the other hand, shall promptly inform the other in writing upon receiving notice of any (in the case of South Sound Bank) or any material (in the case of Timberland and Timberland Bank) claim, demand, cause of action or investigation by any Governmental Entity or third party against, or threatened against, it or any of its assets, properties, or any of its directors, officers or employees in their individual capacities as such.

6.10            Correction of Information. Each of the Parties shall promptly correct and supplement in writing any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, without taking into account any Material Adverse Effect qualification, and shall include all facts necessary to make such information correct and complete in all material respects at all times; provided, however, that in each case, such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or any failure of a condition under Article VII, or to otherwise limit or affect in any way the remedies available hereunder to any party receiving such notice.
6.11            Integration. From and after the date hereof, South Sound Bank shall, and shall cause its directors, officers and employees to, make all commercially reasonable best efforts (without undue disruption to either business) to (i) cooperate in order to permit Timberland Bank to train South Sound Bank employees who are expected to continue employment with Timberland Bank, including excusing such employees from their duties for the purpose of training and orientation by Timberland Bank and (ii) cause South Sound Bank's data processing consultants and software providers to cooperate and assist South Sound Bank and Timberland Bank in connection with the planned electronic and systematic conversion of all applicable data of South Sound Bank to the Timberland Bank system to occur at or after the Effective Time, in each case without undue disruption to South Sound Bank's business, during normal business hours and at the expense of Timberland or Timberland Bank (not to include South Sound Bank's regular employee payroll).
6.12            Coordination; Integration. Subject to applicable law, during the period from the date hereof until the Effective Time, South Sound Bank shall cause its Chief Executive Officer and Chief Financial Officer to assist and confer with the officers of Timberland Bank, on a periodic basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of Timberland Bank, as the Surviving Bank.
6.13            Delivery of Agreements.  South Sound Bank shall cause the Voting Agreements to be executed by its directors and executive officers and the Non-Compete Agreements to be executed by its directors and delivered to Timberland and Timberland Bank prior to or simultaneously with the execution of this Agreement.
ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligations. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction or, to the extent permitted by law, waiver by each of the Parties, at or prior to the Closing Date, of the following conditions:
(a)            Shareholder Approval. The South Sound Bank Shareholder Approval shall have been obtained.
(b)            Nasdaq Listing. The shares of Timberland Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.
(c)            Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Merger shall be in effect.

(e)            Regulatory Approvals. All regulatory authorizations, consents, orders or approvals from Regulatory Agencies and other Governmental Entities required to consummate the Merger shall have been obtained without the imposition of any non-standard condition or requirement, which individually or in the aggregate, is reasonably deemed unduly burdensome by the Board of Directors of Timberland including any condition that would increase the minimum regulatory capital requirements of Timberland or Timberland Bank (an "Unduly Burdensome Condition") and such authorizations, consents, orders and approvals shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the "Requisite Regulatory Approvals").
7.2            Conditions to Obligations of Timberland and Timberland Bank. The obligation of Timberland and Timberland Bank to effect the Merger is also subject to the satisfaction, or, to the extent permitted by law, waiver by Timberland and Timberland Bank, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of South Sound Bank set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Sections 3.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 3.7 (Broker's Fees), Section 3.8(a) (Absence of Certain Changes or Events), and Section 3.24 (South Sound Bank Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date;

(B)
the representations and warranties in Section 3.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of South Sound Bank shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of South Sound Bank has had or would reasonably be expected to result in a Material Adverse Effect on South Sound Bank;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded.
(b)            Performance of Obligations of South Sound Bank. South Sound Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)            Votes Against the Merger.  Not more than ten percent (10%) of the issued and outstanding shares of South Sound Bank Common Stock shall have been voted against the Merger.

(d)            Third Party Consents.  South Sound Bank shall have obtained the written consent of the counterparties to the contracts set forth on Exhibit D, in form and substance reasonably satisfactory to

Timberland and Timberland Bank, to enable Timberland Bank to receive the full benefit under such contracts following the consummation of the Merger without the payment of any penalty or premium.

(e)            Opinion of Tax Counsel.  Timberland and Timberland Bank shall have received an opinion from Silver, Freedman, Taff & Tiernan LLP, special counsel to Timberland and Timberland Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Silver, Freedman, Taff & Tiernan LLP may require and rely upon representations contained in letters from each of the Parties.
(f)        Shareholders Equity.   The shareholders equity of South Sound Bank as of the last day of the month preceding the Closing Date, calculated in accordance with GAAP and after taking into account all costs and expenses in connection or associated with the Merger, the severance/change in control benefits under the employment agreements referenced in Section 6.5(e) and the termination fees under all data contracts (assuming termination occurred on such date), shall not be less than $23 million.

(g)              Deposit Liabilities.   The average aggregate demand and interest bearing checking accounts of South Sound Bank for the 60-day period prior to the Closing Date shall not be less than $90 million.

(h)            Certain Confirmations.  Timberland Bank shall have received the written employee releases, referenced in Section 6.5(f) and evidence of the freezing of nonqualified plan benefits as provided in Section 6.5(g).
(i)            Certificate.  Timberland and Timberland Bank shall have received a certificate signed on behalf of South Sound Bank by its Chief Executive Officer or Chief Financial Officer as to the satisfaction of the conditions set  forth in Sections 7.2(a),(b), (c), (f) and (g).
7.3            Conditions to Obligations of South Sound Bank. The obligation of South Sound Bank to effect the Merger is also subject to the satisfaction, or to the extent permitted by law, waiver by South Sound Bank, at or prior to the Closing Date, of the following conditions:
(a)            Representations and Warranties. The representations and warranties of Timberland and Timberland Bank set forth in this Agreement shall be (i) true and correct in all material respects as of the date of this Agreement, and (ii) true and correct in all material respects as of the Closing Date as though made on the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all material respects as of such date); provided, however, that
(A)
the representations and warranties in Section 4.2 (Capitalization) (other than inaccuracies that are de minimis in amount and effect), Section 4.7(a) (Absence of Certain Changes or Events) and Section 4.20 (Timberland Information) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except the representations in Section 4.2 that speak specifically as the date of this Agreement or another specified date shall be true or current as of such date;

(B)
the representations and warranties in Section 4.3 (Authority; No Violation) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date; and

(C)
no other representation or warranty of Timberland or Timberland Bank shall be deemed untrue or incorrect as of the Closing Date as a consequence of events or circumstances arising after the date hereof, unless such event or circumstance, individually or taken together with other facts, events or circumstances inconsistent with any representation or warranty of Timberland and Timberland Bank has had or would reasonably be expected to result in a Material Adverse Effect on Timberland;

provided, further, that for purposes of clause (C) above, any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects" or similar terms or phrases) or Material Adverse Effect in any such representation or warranty shall be disregarded; and South Sound Bank shall have received a certificate signed on behalf of Timberland and Timberland Bank by the Chief Executive Officer or the Chief Financial Officer of each of Timberland and Timberland Bank to the foregoing effect.
(b)            Performance of Obligations of Timberland and Timberland Bank. Timberland and Timberland Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and South Sound Bank shall have received a certificate signed on behalf of Timberland and Timberland Bank by the Chief Executive Officer or the Chief Financial Officer of each of Timberland and Timberland Bank to such effect.
(c)            Opinion of Tax Counsel.  South Sound Bank shall have received an opinion from Keller Rohrback L.L.P. special counsel to South Sound Bank, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering its opinion, Keller Rohrback L.L.P. may require and rely upon representations contained in letters from each of the Parties.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the South Sound Bank Shareholder Approval, by action of the Board of Directors of a party, as follows:
(a)            by the written mutual consent of South Sound Bank, Timberland and Timberland Bank;
(b)            by any party, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform any covenant or agreement in this Agreement required to be performed prior to the Effective Time;
(c)            by any party, if the Merger shall not have been consummated on or before March 31, 2019, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;
(d)            by either South Sound Bank, on the one hand, or Timberland and Timberland Bank, on the other hand, (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of South Sound Bank, in the case of a termination by Timberland and Timberland Bank, or Timberland or Timberland Bank, in the case of a termination by South Sound Bank, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within twenty (20) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;
(e)            by Timberland and Timberland Bank if (i) the Board of Directors of South Sound Bank (or any committee thereof) shall have failed to make the South Sound Bank Board Recommendation or made a Change in Recommendation or (ii) South Sound Bank shall have materially breached any of the provisions set forth in Section 6.8 or (iii) South Sound Bank shall have refused to call or hold the South Sound Bank Shareholder Meeting (except as provided in the last sentence of Section 6.3);
(f)            by South Sound Bank prior to obtaining the South Sound Bank Shareholder Approval in order to enter into an agreement relating to a Superior Proposal in accordance with Section 6.8; provided, however, that South Sound Bank has (i) not materially breached the provisions of Section 6.8, and (ii) complied with its payment obligation under Section 8.4(a); or
(g)            by any party, if the provisions of Section 8.1(e) are not applicable and the shareholders of South Sound Bank fail to provide the South Sound Bank Shareholder Approval at a duly held meeting of shareholders or at an adjournment or postponement thereof.
8.2            Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of South Sound Bank, Timberland, Timberland Bank or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Merger, except that (i) Sections 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 9.10 and 9.11 shall survive any termination of this Agreement, and (ii) if this Agreement is terminated under Section 8.1(d), the non-terminating party shall not, except as provided in Section 8.4(c), be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
8.3            Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement, which shall be borne by South Sound Bank, and all filing and other fees in connection with any filing with the SEC and Regulatory Agencies, which shall be borne by Timberland or Timberland Bank, all fees and expenses incurred in connection with the Merger and this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
8.4            Termination Fee.
(a)            If this Agreement is terminated pursuant to Section 8.1(e) or (f), then (i) in the case of termination under Section 8.1(e), South Sound Bank shall immediately following such termination pay Timberland an amount equal to $1,035,000 (the "South Sound Bank Termination Fee"), and (ii) in the case of termination under Section 8.1(f), South Sound Bank shall, simultaneously with such termination and as a condition thereof, pay Timberland the South Sound Bank Termination Fee, in each case in same-day funds.
(b)            If this Agreement is terminated by a party under Section 8.1(g), and prior thereto there has been publicly announced an Acquisition Proposal, then if within one year of such termination South Sound Bank either (A) enters into a definitive agreement with respect to an Acquisition Proposal or (B) consummates an Acquisition Proposal, South Sound Bank shall immediately pay Timberland the

South Sound Bank Termination Fee set forth in Section 8.4(a) in same-day funds. For purposes of clauses (A) and (B) above, the reference to 20% in the definition of Acquisition Proposal shall be 50%.
(c)              The payment of the South Sound Bank Termination Fee shall fully discharge South Sound Bank from any and all liability under this Agreement and related to the Merger, and Timberland and Timberland Bank shall not be entitled to any other relief or remedy against South Sound Bank. If the South Sound Bank Termination Fee is not payable, Timberland and Timberland Bank may pursue any and all remedies available to them against South Sound Bank on account of a willful and material breach by South Sound Bank of any of the provisions of this Agreement. Moreover, if the South Sound Bank Termination Fee is payable pursuant to Section 8.1(e)(ii) or (iii), Timberland and Timberland Bank shall have the right to pursue any and all remedies available to it against South Sound Bank on account of the willful and material breach by South Sound Bank of Section 6.8 in lieu of Timberland accepting the South Sound Bank Termination Fee under Section 8.4(a).
(d)              If this Agreement is terminated by South Sound Bank pursuant to Section 8.1(d) due to a willful and material breach of the provisions of this Agreement by Timberland or Timberland Bank, Timberland or Timberland Bank shall pay $400,000 to South Sound Bank (the "Timberland Termination Fee"), immediately following such termination. The payment of the Timberland Termination Fee shall fully discharge Timberland and Timberland Bank from any and all liability under this Agreement and related to the Merger, and South Sound Bank shall not be entitled to any other relief or remedy against Timberland or Timberland Bank.
8.5            Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of South Sound Bank; provided, however, that after approval of the Merger by the shareholders of South Sound Bank, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval by the shareholders of South Sound Bank under applicable law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
8.6            Extension; Waiver. At any time prior to the Effective Time, any party, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement of any other party or (c) waive compliance with any of the agreements or conditions contained in this Agreement of any other party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX

 GENERAL PROVISIONS
9.1            Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place on a date no later than the last day of the month (but no earlier than five (5) business days) after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the Parties (the "Closing Date").

9.2            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.6 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.
9.3            Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)            if to Timberland or Timberland Bank, to:
Timberland Bancorp, Inc.
 624 Simpson Avenue
Hoquiam, Washington 98550
Attention:  Michael R. Sand, President and Chief Executive Officer
 Facsimile: (360) 532-9460

with a copy to:
Breyer & Associates PC
8180 Greensboro Drive
Suite 785
McLean, Virginia 22102
Attention: John F. Breyer, Jr.
Facsimile:  (703) 883-2511

(b)            if to South Sound Bank, to:
South Sound Bank
2850 Harrison Avenue NW
Olympia, Washington 98502
Attention:  Daniel D. Yerrington, President and Chief Executive Officer
Facsimile: (360) 705-2244
with a copy to:
Keller Rohrback L.L.P.
1201 Third Avenue
Suite 3200
Seattle, Washington 98101-3052
Attention: Glen P. Garrison
Facsimile:  (206) 623-3384

9.4            Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.
9.5            Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other party or parties, it being understood that each party need not sign the same counterpart.
9.6            Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior written, and prior or contemporaneous oral, agreements and understandings, between the Parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.
9.7            Governing Law, Jurisdiction, Venue and Construction. This Agreement shall be governed and construed in accordance with the laws of the State of Washington and applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles or any other principle that could require the application of the application of the law of any other jurisdiction.  The Parties hereto agree that any suit, action or proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger shall be brought in any federal or state court located in the State of Washington.  Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the Merger and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding.  Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement has been negotiated and prepared by the Parties and their respective counsel.  This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor or against any party.
9.8            Publicity. None of the Parties shall issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the Merger or this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of each other party hereto; provided, however, that any party may, without the prior consent of any other party (but after prior consultation with each other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.
9.9            Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of each other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each indemnified person referenced therein, or as otherwise specifically provided herein, this Agreement (including the documents and instruments referred to in this Agreement)

is not intended to and does not confer upon any person other than the Parties hereto any rights or remedies under this Agreement.
9.10            Specific Performance; Time of the Essence. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled specific performance of the terms hereof, without the necessity of demonstrating irreparable harm or posting of any bond or security, in addition to any other remedies to which they are entitled at law or equity. Time is of the essence for performance of the agreements, covenants and obligations of the Parties herein.
9.11            Disclosure Schedule. Before entry into this Agreement, each of Timberland and Timberland Bank, on the one hand, and South Sound Bank, on the other hand, delivered to the other a schedule (each a "Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties of the disclosing party contained in Article III or Article IV, as applicable, and, in the case of South Sound Bank, to one or more of its covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance. For purposes of this Agreement, "Previously Disclosed" means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).
9.12            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Timberland, Timberland Bank and South Sound Bank have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
TIMBERLAND BANCORP, INC.

By:    /s/Michael R. Sand
         Name:          Michael R. Sand
         Title:            President and Chief Executive Officer

TIMBERLAND BANK

By:    /s/Michael R. Sand
         Name:          Michael R. Sand
         Title:            President and Chief Executive Officer

SOUTH SOUND BANK

By:    /s/ Daniel D. Yerrington
         Name:          Daniel D. Yerrington
         Title:            President and Chief Executive Officer